PROSPECTUS	Filed Pursuant to Rule 424(b)(3) File No. 333-131538

FERMAVIR PHARMACEUTICALS, INC.

1,000,000 Shares of Common Stock

We are registering 1,000,000 shares of our common stock, par value $0.0001 per share, for resale by the selling stockholder identified in this prospectus. All of such shares are issuable upon exercise of a warrant issued to Trilogy Capital Partners, Inc. The warrant was issued pursuant to a marketing and public relations agreement entered into with Trilogy on December 12, 2005.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. However, we will receive the exercise price of any common stock we sell to Trilogy upon exercise of the warrant. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "FMVR.OB."

On March 3, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $1.55 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholder is offering these shares of common stock . We do not know when or if the selling stockholder intends to sell the shares covered by this prospectus or what the price, terms or conditions of any sales will be. The selling stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

The selling stockholder and intermediaries through whom such securities may be sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 8, 2006

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. FermaVir Pharmaceuticals, Inc. is referred to throughout this prospectus as "FermaVir," "we" or "us."

General

We are a development stage biotechnology company that has licensed patents for a series of compounds for the treatment of viral diseases including compounds for the treatment of varicella zoster virus (“VZV”), the causative agent for shingles and chickenpox and human cytomegalovirus (“CMV”), a member of the herpes virus group which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). We have performed preclinical studies on a series of compounds and have selected a clinical candidate for development for the treatment of shingles. In addition, we intend to identify a clinical candidate for the treatment of CMV infections in transplant patients from our proprietary anti-viral compounds. We are also currently seeking other opportunities and technologies for in-licensing from academic, research institutions and commercial sources which would complement and enhance our business.

On February 24, 2006, we hired Frederick Larcombe as Chief Financial Officer.

On November 30, 2005, we submitted a pre-Investigational New Drug, or IND, submission to the FDA requesting a consultation on our proposed plan for development of CF-1743 for the treatment of shingles. In January 2006, we received a response from the FDA on our pre-IND submission and we are using the FDA’s guidance in preparing an IND for our shingles drug candidate.

On August 16, 2005, we acquired all of the outstanding shares of FermaVir Research, Inc. pursuant to a Securities Exchange Agreement dated August 11, 2005, completed a redemption of outstanding shares, closed on a private placement of securities, split our outstanding common stock and changed our name to “FermaVir Pharmaceuticals, Inc.”

We issued 1,829,000 shares of restricted common stock in exchange for all of the outstanding shares of capital stock of FermaVir Research, Inc. and issued 1,850,000 options under our 2005 Equity Compensation Incentive Plan in satisfaction of options that were outstanding to purchase shares of FermaVir Research. Simultaneously with the acquisition, we sold 2,825,000 shares of common stock and 423,750 five year warrants to 17 accredited investors and received net proceeds of $2,092,486 in a private placement. In addition, we repurchased the now equivalent of 67,679,977 shares of common stock from Panetta Partners, Ltd., a principal shareholder for $750,000 ($0.011 per share), of which $350,000 was paid by the issuance of a 6% unsecured promissory note due November 15, 2005. The promissory note required prepayment of principal from the net proceeds received by us from the sale of securities or borrowings and was repaid prior to November 15, 2005. During the period from October 24, 2005 to December 1, 2005, we issued and sold an additional 1,188,527 shares of common stock and 178,279 warrants to accredited investors on the same terms as the offering of shares and warrants in the August 16, 2005 transaction. We received aggregate net cash proceeds of $783,331. Of these shares and warrants, we issued 150,000 shares and 22,500 warrants to Panetta Partners in lieu of payment of principal of $112,000 under the 6% unsecured promissory note due November 15, 2005.

Our office is located at 420 Lexington Avenue, Suite 445, New York, NY 10170. Our telephone number is (212) 413-0802.

This Offering

Shares offered by Selling Stockholder	1,000,000 shares of common stock.

Use of Proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5

OTC Bulletin Board Trading Symbol	FMVR.OB

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this Prospectus. If any of the risks discussed in this Prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this Prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks related to our business

We are a development stage company with no operating history and our independent registered public accounting firm has stated that there is substantial doubt about our ability to continue as a going concern.

We are a development stage company with no operating history and no product revenue. We currently have no products ready for commercialization, have not generated any revenue from operations and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our product candidates. We are unable to predict the extent of these future net losses, or when we may attain profitability, if at all. We may never be able to generate any revenues or royalties from product sales or become profitable even if we do generate revenues or royalties.

Management plans to continue financing the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate our research or development programs, as described below, or cease operations. In light of these factors, among others, our independent registered public accounting firm has stated that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We need substantial additional funding and may not have access to capital. If we are unable to raise capital when needed, we may need to delay, reduce or eliminate our clinical development and business development activities, which would delay or preclude the achievement of profitability.

We need to raise substantial additional funds to continue our business activities. We have incurred losses from operations since inception and expect to incur additional operating losses over at least the next several years. We expect to continue to incur losses due primarily from no revenues and costs associated with product development efforts, and business development activities seeking new opportunities to expand our product pipeline. In addition, the amount and timing of our actual capital requirements as well as our ability to finance such requirements will depend upon numerous factors, including:

•	the cost of commercializing our products;

•	the cost and progress of our development programs;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the effect of competing technological and market developments; and

•	the effect of future collaborative, licensing and other relationships

We may not be able to find sufficient debt or equity funding on acceptable terms. If we cannot, we may need to delay, reduce or eliminate development programs, as well as other aspects of our business. The sale by us of additional equity securities may have an adverse effect on the price of our common stock. In addition, collaborative arrangements may require us to grant product development programs or licenses to third parties for products that we might otherwise seek to develop or commercialize.

Our long-term success depends upon our ability to develop and commercialize drug product candidates and if our drug development programs are not successful, we may not be able to achieve profitability.

We have not completed the development of any of our product candidates. Our failure to develop and commercialize product candidates successfully may cause us to cease operations. We are performing preclinical research on a product candidate for the treatment of varicella zoster virus, the causative agent for shingles and chickenpox. Our potential therapies under development for the treatment of shingles and chickenpox will require significant additional development efforts by us and regulatory approvals prior to any commercializations. We cannot be certain that our efforts in this regard will lead to commercially viable products. We do not know what the final cost to manufacture our shingles and chickenpox product candidates in commercial quantities will be, or the dose required to treat patients and consequently, what the total cost of goods for a treatment regimen will be.

We do not know whether any of our development products ultimately will be shown to be safe and effective. Moreover, governmental authorities may enact new legislation or regulations that could limit or restrict our development efforts. We may receive unfavorable results from either ongoing pre-clinical studies or clinical trials of these product candidates in clinical development, which may cause us to abandon further development efforts. If we are unable to successfully develop our product candidates, and if we are unable to acquire marketed products through our business development efforts, we will not have a source of revenue and will not achieve profitability.

We expect that our anticipated future growth will place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we will need to increase management resources and implement new financial and management controls, reporting systems and procedures. If we are unable to manage our growth, we may be unable to execute our business strategy.

None of our product candidates is approved for commercial use and if our product candidates do not receive regulatory approval, or if we are unable to comply with applicable regulations and maintain our products’ regulatory approval, we will be limited in our ability to commercialize these products and may never achieve profitability

We have not received regulatory approval to commercialize any of our product candidates. Our product candidates are at early stages of development and may not be shown to be safe or effective. We may never receive regulatory approvals for these product candidates. We need to complete preclinical and clinical testing of each of our product candidates before submitting marketing applications. Negative, inconclusive or inconsistent pre-clinical and clinical trial results could prevent regulatory approval, increase the cost and timing of regulatory approval or cause us to perform additional studies or to file for a narrower indication than planned.

The development of any of our product candidates is subject to many risks, including that:

•	the product candidate is found to be ineffective or unsafe;

•	the clinical trials for a product candidate delay or prevent regulatory approval;

•	the FDA forbids us to initiate or continue testing of our product candidates in human clinical trials;

•	the product candidate cannot be developed into a commercially viable product;

•	the product candidate is difficult or costly to manufacture;

•	the product candidate later is discovered to cause adverse effects that prevent widespread use, require withdrawal from the market, or serve as the basis for product liability claims;

•	third party competitors hold proprietary rights that preclude us from marketing the product; and

•	third party competitors market a more clinically effective or more cost-effective product.

Even if we believe that the clinical data demonstrates the safety and efficacy of our product candidate, regulators may disagree with us, which could delay, limit or prevent the approval of our product candidates. As a result, we may not obtain regulatory approval, or even if a product is approved, we may not obtain the labeling claims we believe are necessary or desirable for the promotion of the product. In addition, regulatory approval may take longer than we expect as a result of a number of factors, including failure to qualify for priority review of our application. All statutes and regulations governing the approval of our product candidates are subject to change in the future. These changes may increase the time or cost of regulatory approval, limit approval, or prevent it completely.

Even if we receive regulatory approval for our product candidates, or acquire an already approved product, the later discovery of previously unknown problems with a product, manufacturer or facility may result in adverse consequences, including withdrawal of the product from the market. Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug’s use, or upon the conduct of further studies, and may be subject to continuous review.

If we are unable to commercialize our product candidates as anticipated, we will not have a source of continuing revenue and will be unable to achieve profitability.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, including Dr. Geoffrey W. Henson. The loss of the services of Dr. Henson or other personnel could have a material adverse effect on our operations. Although we have entered into a letter agreement with Mr. Henson, he may terminate his employment with us at any time on short notice. Accordingly, there can be no assurance that he will remain associated with us. The loss of the services of the principal members of our personnel may impede our ability to commercialize our product candidates.

Our planned activities may require additional expertise in areas such as pre-clinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Such activities may require the addition of new personnel and the development of additional expertise by existing management personnel. We face intense competition for such personnel from other companies, academic institutions, government entities and other organizations, and there can be no assurance that we will be successful in hiring or retaining qualified personnel. Our inability to develop additional expertise or to hire and retain such qualified personnel could have a material adverse effect on our operations.

If we are unable to manage our expected growth, we may not be able to develop our business.

Our ability to develop our business requires an effective planning and management process. We currently have three employees and will need to hire a significant number of additional employees in the near term. If we fail to identify, attract, retain and motivate highly skilled personnel, we may be unable to continue our development and commercialization activities.

We may face significant competition from large pharmaceutical, biotechnology and other companies which could harm our business.

The biotechnology and pharmaceutical industries are intensely competitive and characterized by rapid technological progress. In each of our potential product areas, we face significant competition from large pharmaceutical, biotechnology, and other companies. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience at conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience and expertise in developing and commercializing products.

Any product that we successfully develop and for which we gain regulatory approval must then compete for market acceptance and market share. Accordingly, important competitive factors, in addition to completion of clinical testing and the receipt of regulatory approval, will include product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capacity, reimbursement coverage, pricing and patent protection.

We believe that many of our competitors spend significantly more on research and development-related activities than we do. Developments by other entities may render our products under development non-competitive or obsolete.

Any of our future products may not be accepted by the market, which would harm our business and results of operations.

Even if approved by the FDA and other regulatory authorities, our product candidates may not achieve market acceptance by patients, prescribers or third-party payors. As a result, we may not receive revenues from these products as anticipated. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt and timing of regulatory approvals, and the scope of marketing and promotion activities permitted by such approvals (e.g., the “label” for the product approved by the FDA);

•	the availability of third-party reimbursement including government health administration authorities and private health insurers;

•
the establishment and demonstration in the medical community, such as doctors and hospital administrators, of the clinical safety, efficacy and cost-effectiveness of drug candidates, as well as their advantages over existing treatment alternatives, if any;

•	the effectiveness of the sales and marketing force that may be promoting our products; and

•	the effectiveness of our contract manufacturers.

The regulatory process is expensive, time consuming and uncertain and may prevent us from obtaining required approvals for the commercialization of our product candidates.

We must complete significant development, laboratory testing, and clinical testing on our product candidates before we submit marketing applications in the United States. Foreign governments also regulate drugs distributed outside the United States

The rate of completion of clinical trials depends upon many factors, including the rate of enrollment of patients. If we are unable to accrue sufficient clinical patients during the appropriate period, we may need to delay our clinical trials and incur significant additional costs. In addition, the FDA or Institutional Review Boards may require us to delay, restrict, or discontinue our clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Moreover, we may be unable to submit a New Drug Application, or NDA, to the FDA for our product candidates within the timeframe currently expected. Once an NDA is submitted, an NDA must be approved by the FDA before we can commercialize the product described in the application. The cost of human clinical trials varies dramatically based on a number of factors, including:

•	the order and timing of clinical indications pursued;

•	the extent of development and financial support from corporate collaborators;

•	the number of patients required for enrollment;

•	the difficulty of obtaining clinical supplies of the product candidate; and

•	the difficulty in obtaining sufficient patient populations and clinicians.

All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of our clinical trials. Any unanticipated costs or delays in the clinical studies could delay the commercialization of the product and harm our ability to achieve profitability.

Even if we obtain positive preclinical or clinical trial results in initial studies, future pre-clinical and clinical trial results may not be similarly positive. As a result, ongoing and contemplated clinical testing, if permitted by governmental authorities, may not demonstrate that a product candidate is safe and effective in the patient population and for the disease indications for which we believe it will be commercially advantageous to market the product. The failure of our clinical trials to demonstrate the safety and efficacy of its desired indications could delay the commercialization of the product and harm our ability to raise capital and achieve profitability.

If we fail to comply with regulatory requirements, or if we experience unanticipated problems with our approved products, our products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval from the FDA, along with the manufacturing processes, post-approval clinical data collection and promotional activities for such product, will be subject to continual review and periodic inspection by the FDA and other regulatory bodies. After approval of a product, we will have significant ongoing regulatory compliance obligations. Later discovery of previously unknown problems with our products or manufacturing processes, or failure to comply with regulatory requirements, may result in penalties or other actions, including:

•	warning letters;

•	fines;

•	product recalls;

•	withdrawal of regulatory approval;

•	operating restrictions, including restrictions on such products or manufacturing processes;

•	disgorgement of profits;

•	injunctions; and

•	criminal prosecution.

We depend on patents and proprietary rights, which may offer only limited protection against potential infringement and if we are unable to protect our patents and proprietary rights, we may lose the right to develop, manufacture, market or sell products and lose sources of revenue.

The pharmaceutical and biotechnology industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and in other countries. Litigation or other legal proceedings may be necessary to defend against claims of infringement, to enforce our patents, or to protect our trade secrets, and could result in substantial cost to us and diversion of our efforts. We intend to file applications as appropriate for patents describing the composition of matter of our drug candidates, the proprietary processes for producing such compositions, and the uses of our drug candidates. We own or license two issued United States patents, five non-United States patents and have two pending United States patent applications. We have also filed international, regional and non-United States national patent applications in order to pursue patent protection in major foreign countries.

We also rely on trade secrets, know-how and continuing technological advancements to protect our proprietary technology. We have entered into confidentiality agreements with our employees and consultants. However, these parties may not honor these agreements and we may not be able to successfully protect our rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

We may need to obtain licenses to patents or other proprietary rights from other parties in order to develop our technology.

To facilitate development of our proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. If we are unable to obtain such licenses, our product development efforts may be delayed. We may collaborate with universities and governmental research organizations which, as a result, may acquire certain rights to any inventions or technical information derived from such collaboration. We may incur substantial costs in asserting any patent rights and in defending suits against us related to intellectual property rights, even if we are ultimately successful. If we are unsuccessful in defending a claim that we have infringed or misappropriated the intellectual property of a third party, we could be required to pay substantial damages, stop using the disputed technology, develop new non-infringing technologies, or obtain one or more licenses from third parties. If we or our licensors assert our patents, a court may determine that our patents or our licensors’ patents are invalid or unenforceable, or that the defendant’s activity is not covered by the scope of our patents or our licensors’ patents. The United States Patent and Trademark Office or a private party could institute an interference proceeding relating to our patents or patent applications. An opposition or revocation proceeding could be instituted in the patent offices of foreign jurisdictions. An adverse decision in any such proceeding could result in the loss of our rights to a patent or invention.

We may not receive third party reimbursement for any of our future products, which would cause us to lose anticipated revenues and delay achievement of profitability.

Even if we receive regulatory approval to sell any of our product candidates, our future revenues, profitability and access to capital will be determined in part by the price at which we and our distribution partners can sell such approved products. There are continuing efforts by governmental and private third-party payors to contain or reduce the costs of health care through various means. We expect a number of federal, state and foreign proposals to control the cost of drugs through governmental regulation. We are unsure of the form that any health care reform legislation may take or what actions federal, state, foreign, and private payors may take in response to the proposed reforms. Therefore, we cannot predict the effect of any implemented reform on our business.

Our ability to commercialize our product candidates successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, the products may fail to achieve market acceptance and we could lose anticipated revenues and experience delayed achievement of profitability.

We may be subject to product liability claims, which can be expensive, difficult to defend and may result in large judgments or settlements against us.

The administration of drugs to humans, whether in clinical trials or after marketing clearance is obtained, can result in product liability claims. Product liability claims can be expensive, difficult to defend and may result in large judgments or settlements against us. In addition, third party collaborators and licensees may not protect us from product liability claims. We may not be able to obtain or maintain adequate protection against potential liabilities arising from product sales. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to product liability claims. A successful product liability claim in excess of our insurance coverage could harm our financial condition, results of operations and prevent or interfere with our product commercialization efforts. In addition, any successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable terms. Even if a claim is not successful, defending such a claim may be time-consuming and expensive.

We have limited sales and marketing experience and if we are unable to develop our own sales and marketing capability we may be unsuccessful in commercializing our products.

We currently do not have a marketing or sales staff. If we are successful in acquiring the FDA’s approval of any product candidate, including any product that we may acquire as a result of our business development efforts, we will need to build a commercial capability. The development of a marketing and sales capability will require significant expenditures, management resources and time. We may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenues, or our marketing and sales efforts may be unsuccessful. We may not be able to find a suitable sales and marketing partner for our products. If we are unable to successfully establish a sales and marketing capability in a timely manner or find suitable sales and marketing partners, our business and results of operations will be harmed. Even if we are able to develop a sales force or find a suitable marketing partner, we may not successfully penetrate the markets for any of our proposed products.

If our product manufacturers fail to comply with regulatory requirements, our product commercialization could be delayed or subject to restrictions.

Any contract manufacturers that we use must adhere to the FDA’s regulations on cGMP, which are enforced by the FDA through its facilities inspection program. These facilities must pass a plant inspection before the FDA will issue an approval of the product. The manufacture of product at these facilities will be subject to strict quality control, testing and recordkeeping requirements. Moreover, while we may choose to manufacture products in the future, we have no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. If we decide to manufacture products, we would be subject to the regulatory requirements described above. In addition, we would require substantial additional capital and would be subject to delays or difficulties encountered in manufacturing pharmaceutical products. No matter who manufactures the product, we will be subject to continuing obligations regarding the submission of safety reports and other post-market information.

If we encounter delays or difficulties with contract manufacturers, packagers or distributors, market introduction and subsequent sales of our products could be delayed. If we change the source or location of supply or modify the manufacturing process, regulatory authorities will require us to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials that were conducted. If we are unable to demonstrate this equivalence, we will be unable to manufacture products from the new source or location of supply, or use the modified process, may incur substantial expenses in order to ensure equivalence, and it may harm our ability to generate revenues.

Risks related to our common stock and its market value

There is no existing market for our common stock.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. There can be no assurance that in the future we will always be current in our reporting requirements.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market price of our common stock may be adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	announcements of technological innovations or new products by us or our competitors;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our common stock price appreciates.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Stockholders who have been issued shares in the Exchange will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired the shares.

FORWARD LOOKING STATEMENTS

We have made forward-looking statements in this document, all of which are subject to substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. Forward-looking statements include information concerning possible or assumed future business success or financial results. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other forward-looking information. We believe that it is important to communicate our future expectations to investors. However, there may be events in the future that we are unable to accurately predict or control. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this document, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this document could have a material adverse effect on our business, operating results and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and notes to those statements included elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

Overview

Since inception on November 15, 2002 through October 31, 2005, we have sustained cumulative net losses of $3,219,877. Our losses have resulted primarily from research and development expenses, patent costs and legal and accounting expenses. From inception through October 31, 2005, we have not generated any revenue from operations. We expect to incur additional losses to perform further research and development activities. We do not currently have any commercial products and we do not expect to have any for the foreseeable future. Our product development efforts are in their early stages and we cannot make estimates of the costs or the time it will take to complete. The risk of completion of any program is high because of the long duration of clinical testing, regulatory approval and review cycles and uncertainty of the costs. Net cash inflows from any products developed may take several years to achieve.

Management plans to continue financing the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate our research or development programs, or cease operations. In light of these factors, among others, our independent registered public accounting firm has stated that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

History

We were incorporated in the State of Florida on November 15, 2002 and planned to sell supplies to the beauty salon industry over the Internet. In an effort to develop that business, we entered into a contract with a web hosting service on a month to month basis to provide storage for website development and transaction processing. Our temporary website arrangement was suspended to preserve cash.

On February 17, 2005, Nicole Demario, our founder, former President, Treasurer, Secretary and principal shareholder, entered into a Capital Stock Purchase Agreement with Panetta Partners, Ltd., a Colorado limited partnership.

Under the Capital Stock Purchase Agreement, Panetta Partners purchased an aggregate of 2,000,000 restricted shares of our common stock from Ms. Demario and Ms. Demario resigned as an officer and director of our company. Panetta Partners, acting in its capacity as principal stockholder of our company, appointed Sarah Boothe to serve as sole director, filling the vacancy created by the resignation of Ms. Demario. Ms. Boothe also became President, Secretary and Treasurer.

On August 16, 2005, we acquired all of the outstanding shares of FermaVir Research, Inc. pursuant to a Securities Exchange Agreement dated August 11, 2005, completed a redemption of outstanding shares, closed on a private placement of securities, split our outstanding common stock and changed our name to “FermaVir Pharmaceuticals, Inc.”

We issued 1,829,000 shares of restricted common stock in exchange for all of the outstanding shares of capital stock of FermaVir Research and issued 1,850,000 options under our 2005 Equity Compensation Incentive Plan in satisfaction of options that were outstanding to purchase shares of FermaVir Research. Simultaneously with the acquisition, we sold 2,825,000 shares of common stock and 423,750 five year warrants to 17 accredited investors and received net proceeds of $2,092,486 in a private placement. In addition, we repurchased the now equivalent of 67,679,977 shares of common stock from Panetta Partners, Ltd., a principal shareholder for $750,000 ($0.011 per share), of which $350,000 was paid by the issuance of a 6% unsecured promissory note due November 15, 2005. The promissory note required prepayment of principal from the net proceeds received by us from the sale of securities or borrowings and was satisfied prior to November 15, 2005. During the period from October 24, 2005 to December 1, 2005, we issued and sold an additional 1,188,527 shares of Common Stock and 178,279 warrants to accredited investors on the same terms as the offering of shares and warrants in the August 16, 2005 transaction. We received aggregate net cash proceeds of $783,331. Of these shares and warrants, we issued 150,000 shares and 22,500 warrants to Panetta Partners in lieu of payment of principal of $112,000 under the 6% unsecured promissory note due November 15, 2005.

Plan of Operation

We are a development stage biotechnology company that has licensed patents for a series of compounds for the treatment of viral diseases including compounds for the treatment of varicella zoster virus, or VZV, the causative agent for shingles and chickenpox and human cytomegalovirus, or CMV, a member of the herpes virus group which includes the viruses that cause chickenpox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). We have performed preclinical studies on a series of our compounds and have selected a prodrug of CF-1743 for development for the treatment of shingles. A prodrug is a drug which is administered in an inactive form and once administered, is metabolized in the body into an active compound. Our clinical candidate is currently undergoing extensive preclinical testing. We are contracting and supervising the pharmacology and safety studies of our clinical candidate in order to file an Investigational New Drug Application (IND) with the Food and Drug Administration (FDA). Upon acceptance of the IND, we intend to commence Phase I safety studies of our clinical candidate for the treatment of shingles in humans. In addition, we intend to identify a clinical candidate for the treatment of CMV infections in transplant patients from our proprietary anti-viral compounds. We are also currently seeking other opportunities and technologies for in-licensing from academia, research institutions and commercial sources which would complement and enhance our business.

On November 30, 2005, we submitted a pre-IND submission to the FDA requesting a consultation on our proposed plan for development of CF-1743 for the treatment of shingles. In January 2006, we received a response from the FDA on our pre-IND submission and we are using the FDA’s guidance in preparing an IND for our shingles drug candidate.

On December 12, 2005, we entered into a marketing and public relations service agreement with Trilogy Capital Partners, Inc. Under the terms of the agreement, Trilogy will be paid $12,500 per month and was issued warrants to purchase 1,000,000 shares of our common stock at an exercise price of $1.50 per share which are exercisable for a period of three years.

Results of Operations

Six Months Ended October 31, 2005 Compared To The Six Months Ended October 31, 2004

During the six month periods ended October 31, 2005 and 2004, we had no revenue. We do not expect to have revenues relating to our product candidates in development for several years, if at all.

Research and development expense for the six month period ended October 31, 2005 was $291,272 as compared to $0 for the comparable period in 2004. This increase is due to the performance of preclinical studies with three specific compounds resulting in the selection of our clinical candidate for development for the treatment of shingles.

The acquired in-process research and development charge for the six month period ended October 31, 2005 of $2,695,054 represents the amount preliminarily allocated to acquired in-process research and development in connection with our acquisition of FermaVir Research, Inc. on August 16, 2005. This amount was immediately charged to expense in accordance with accounting principles generally accepted in the United States of America and represents the purchase price paid by us in excess of the net assets of the acquired entity as of the acquisition date. However, a valuation of FermaVir Research, Inc., the acquired entity, has not been performed. Consequently, the allocation of the purchase price is preliminary and subject to revision upon the completion of formal studies and valuations.

General and administrative expense for the six month period ended October 31, 2005 was $206,768 as compared to $4,075 for the comparable period in 2004. This increase is due to the establishment of operations and consists of payroll and benefits, marketing expenses, legal and accounting fees, occupancy expenses, directors' fees, and general operating expenses of $72,000, $33,000, $42,000, $17,000, $11,000, and $28,000, respectively.

Other expense for the six month period ended October 31, 2005 was $2,507 as compared to $0 for the comparable period in 2004. This increase is due to interest expense of $4,373 related to a note payable offset by interest income of $1,866 on cash balances.

Net loss for the six month period ended October 31, 2005 was $3,195,601 as compared to a net loss of $4,075 for the comparable period in 2004. This increase in net loss is attributable primarily to the estimated acquired in-process research and development charge of $2,695,054 relating to the acquisition of FermaVir Research, Inc. on August 16, 2005. Additionally, there were increases in research and development expenses of $291,272, general and administrative expenses of $202,693, and other expense of $2,507.

Liquidity and Capital Resources

From November 15, 2002 (Inception) to October 31, 2005, our operations have been financed through the sale of common stock and we have incurred a deficit during the development stage of $3,219,877. This loss was incurred through a combination of research and development activities, expenses supporting those activities, and a charge to expense for acquired in process research and development. We expect to continue to incur additional losses and negative cash flows from operating activities for the foreseeable future.

From April 30, 2005 through January 27, 2006, we completed the following financing transactions:

a)
On August 16, 2005, we issued 2,825,000 shares of common stock and warrants to purchase 423,750 shares of common stock to new investors and received net proceeds of $2,092,486. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share;

b)
On August 16, 2005, we redeemed and cancelled 67,679,977 common shares held by a related party for total consideration of $750,000 consisting of $400,000 in cash and the issuance of a $350,000 promissory note to that related party. On October 24, 2005, we repaid principal of $234,655. On November 4, 2005, $112,500 of the remaining principal amount due under this note was repaid by us through the issuance of common stock and warrants as described below;

c)	On October 24, 2005, we issued 699,193 shares of common stock and warrants to purchase 104,879 shares of common stock and received net proceeds of $520,831.

d)
On November 4, 2005, we issued 153,334 shares and warrants to purchase 23,000 shares of common stock and received net proceeds of $125,000. Additionally, on November 4, 2005, we issued 150,000 shares and warrants to purchase 22,500 shares of common stock to Panetta Partners in payment of $112,500 due to Panetta Partners under a note payable; and

e)	On December 1, 2005, we issued 186,000 shares of common stock and warrants to purchase 27,900 shares of common stock and received net proceeds of $137,500.

The October, November, and December transactions described above were on the same basis as the shares and warrants privately placed on August 16, 2005.

Our cash position was $755,995 as of October 31, 2005 compared to $224 as of April 30, 2005. The net increase during that period of $755,771 is attributable to:

Proceeds from the sale of common stock net of expenses	$2,613,317
Redemption of common stock	(400,000)
Net reduction in notes payable to a related party	(937,875)
Operating activities	(519,775)
Other, net	104
$755,771

Our current liabilities totaled $405,231 as of October 31, 2005 compared to $10,000 as of April 30, 2005. The increase of $395,231 during that period is attributable to $182,036 related to operations, $115,345 in borrowings from a related party, and $97,850 related to transaction expenses incurred with the acquisition of FermaVir in August 2005.

During the period from December 20, 2004 to April 30, 2005, Panetta Partners made the first initial payment of $105,000, on our behalf, to the licensor under the Patent and Technology License Agreement dated February 2, 2005. During the three months ended July 31, 2005, Panetta Partners made the remaining payment of $165,000. These payments were evidenced by a promissory note issued by us to Panetta Partners which was repaid by us on August 16, 2005.

Working capital was $396,905 as of October 31, 2005 compared to a working capital deficit of $9,776 as of April 30, 2005.

Our available working capital and capital requirements will depend upon numerous factors, including progress of our research and development programs, our progress in and the cost of pre-clinical and clinical testing, the timing and cost of obtaining regulatory approvals, the cost of filing and prosecuting patent claims and other intellectual property rights, competing technological and market developments, current and future licensing relationships, the status of our competitors, and our ability to establish collaborative arrangements with other organizations.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, collaborative and licensing agreements, strategic alliances, and our ability to realize the full potential of our technology in development. Such additional funds may not become available on acceptable terms, if at all, and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. Through October 31, 2005, virtually all of our financing has been through private placements of common stock and warrants. We intend to continue to fund operations from cash on-hand and through the similar sources of capital previously described for the foreseeable future. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. We believe that we will continue to incur net losses and negative cash flows from operating activities for the foreseeable future. Based on the resources available to us at October 31, 2005, we will need additional equity or debt financing to sustain our operations through 2006 and we will need additional financing thereafter until we can achieve profitability, if ever. These matters raise substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The following accounting policies are critical in fully understanding and evaluating our reported financial results:

a)	Accounting for Acquisitions

We account for our acquisitions utilizing the purchase method in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Under the purchase method, assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition.

b)	Accounting for Stock-Based Compensation

We account for our stock options and warrants using the fair value method promulgated by Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Therefore, our results include non-cash compensation expense as a result of the issuance of stock options and warrants and we expect to record additional non-cash compensation expense in the future.

DESCRIPTION OF BUSINESS

 We are a development stage biotechnology company that has licensed patents for a series of compounds for the treatment of viral diseases including compounds for the treatment of VZV, the causative agent for shingles and chickenpox and CMV, a member of the herpes virus group which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). We have performed preclinical studies on a series of our compounds and have selected a prodrug of CF-1743 for development for the treatment of shingles. Our clinical candidate is currently undergoing extensive preclinical testing.  We are contracting and supervising the pharmacology and safety studies of our clinical candidate in order to file an Investigational New Drug Application (IND) with the Food and Drug Administration (FDA).  Upon acceptance of the IND, we intend to commence Phase I safety studies of our clinical candidate for the treatment of shingles in humans. In addition, we intend to identify a clinical candidate for the treatment of CMV infections in transplant patients from our proprietary anti-viral compounds. We are also currently seeking other opportunities and technologies for in-licensing from academic, research institutions and commercial sources which would complement and enhance our business.

On November 30, 2005, we submitted a pre-IND submission to the FDA requesting a consultation on our proposed plan for development of CF-1743 for the treatment of shingles. In January 2006, we received a response from the FDA on our pre-IND submission and we are using the FDA’s guidance in preparing an IND for our shingles drug candidate.

The Technology

Professor Chris McGuigan and Professor Erik De Clercq, each directors of our company, and Professor Jan Balzarini, a consultant to our company, have discovered a new family of anti-viral compounds. These compounds are very potent and selective inhibitors of VZV. The most potent compound, CF-1743, blocks the infection of human cells by VZV at concentrations below one (1) nanomolar. This potency is 10,000 times more than that of acyclovir, the current drug of choice for the treatment of shingles. These compounds are also extremely selective for VZV, exceeding that of any agent in the anti-herpes field of compounds. Most other compounds discovered to date with activity against VZV including acyclovir show activity against other members of the herpes virus family. CF-1743 and all the other compounds of this series do not show any activity against other members of the herpes virus family or any other viruses tested. The compounds tested so far have no effect on a number of healthy human cells, even at concentrations one million times their effective dose against the virus. This has suggested that these compounds will have little toxicity in animals and humans. Pilot toxicity studies have shown no dose limiting toxicity in multiple dose studies up to the highest levels required for testing by the FDA. Several of the compounds including CF-1743, showed good pharmacokinetics when mice were dosed orally. This data suggested that the biological half-life is likely to be longer than acyclovir, giving rise to the prospect of a once-a-day oral dosage. Pharmacokinetic studies of CF-1743 in rats have showed that significant levels of drug could be maintained for over eight and up to twenty-four hours after oral dosing. These compounds are also extremely lipid soluble with likely good membrane and blood brain barrier permeation properties. Studies with CF-1743 have shown good penetration of the skin by CF-1743 when applied in a cream to the skin. Levels of CF-1743 were 2,000 times the EC50 (the amount of CF-1743 needed to inhibit 50% of VZV infection when tested in vitro in tissue culture) and 45 times the EC50 in the epidermis and dermis respectively when applied to the skin. We believe CF-1743 to have the ability to penetrate into the site of the reactivated VZV virus in shingles, which would be very advantageous. Prodrugs of CF-1743 have shown enhanced pharmacokinetic properties in mice. Synthetic scale-up has produced batches of CF-1743 over 400g for use in the preclinical studies. Analytical methods have been developed for purity as well as for the pharmacokinetic studies which have been completed and those that are ongoing.

The Market

We believe that the market for these antiviral compounds is substantial. VZV, which is a DNA virus and a member of the herpes virus group, is the sole cause of chickenpox and shingles in humans. Like other herpes viruses, VZV has the capacity to persist in the body after the primary infection as a latent infection. VZV persists in sensory nerve ganglia. Primary infection with VZV results in chickenpox. Herpes zoster (shingles) is the result of recurrent infection.

Chickenpox

Chickenpox results in a blister-like rash, itching, tiredness and fever. Serious complications from chickenpox include bacterial infections that can involve many sites of the body including the skin, tissues under the skin, bone, lungs (pneumonia), joints and the blood. Other serious complications are due directly to the virus infection and include viral pneumonia, bleeding problems and infection of the brain (encephalitis). Before a vaccine was available in the United States there were approximately 11,000 hospitalizations and 100 deaths from chickenpox every year. Most of these persons were healthy or did not have a medical illness (such as cancer) that placed them at higher risk of getting severe chickenpox. Since 1999, states have been encouraged to report chickenpox deaths to the Centres for Disease Control (CDC). In 1999 and 2000, CDC received reports that showed that deaths from chickenpox continue to occur in healthy, unvaccinated children and adults. Most of the healthy adults who died from chickenpox contracted the disease from their unvaccinated children. It is never possible to predict who will have a mild case of chickenpox and who will have a serious or even deadly case of disease.

Shingles

Shingles is caused by reactivation of the VZV, the same virus that causes chickenpox. Infection causes numbness, itching or severe pain followed by clusters of blister-like lesions in a strip-like pattern on one side of the body. The pain can persist for weeks, months or years after the rash heals and is then known as post-herpetic neuralgia (PHN). The risk of developing PHN is directly related to the patient’s age when shingles appears. It affects approximately 25% of shingles patients over 60 and can be extremely debilitating. In addition to PHN, complications affecting vision and/or hearing are possible if shingles appears on the face. For instance, if shingles affects the eye (ophthalmic shingles), the cornea can become infected, resulting in temporary or permanent blindness. In patients with severely weakened immunity, the shingles virus can also spread to internal organs, infecting the lungs, central nervous system and brain. However debilitating it might be, shingles is rarely fatal, except in patients with severely weakened immunities. Approximately 10-20% of the United States population and 50% of people living beyond 80-85, will have one or more episodes of shingles in their lifetime,. The incidence of shingles is almost 65% higher than it was 40 years ago. People with impaired immunities, (AIDS or cancer patients or transplant patients) are particularly prone to shingles.

Everyone who has chickenpox is at risk for shingles. It is most common among people over the age of 50, but can develop at any age. The risk of developing shingles is greater among individuals who have conditions or are undergoing medical treatments that weaken their immune systems. These include HIV infection; chemotherapy or radiation therapy; corticosteroids; transplant operations and possibly stress. Typically, the older the person, the more severe and long lasting a shingles attack is likely to be. The VZV Research Foundation estimates that, in the United States alone, nearly one million people are afflicted with shingles yearly.

Current Vaccines and Treatments for Chickenpox and Shingles

Current prevention and therapy for chickenpox and shingles includes two vaccines and several therapeutic drugs.

Chickenpox Vaccine. Varicella vaccine was licensed in March, 1995 in the United States for use in individuals older than 1 year who have not had chickenpox. Currently the federally funded Vaccines for Children (VFC) Program provides varicella vaccine for all VFC-eligible children from 1 to 18 years of age. From mid-1996 to late 1997, varicella vaccine coverage among children 19-35 months of age was 26% (CDC, 1998). It has increased steadily, and between July 1997 and June 1998 coverage for children 19-35 months of age rose to 34% (CDC, unpublished data). More extensive use of varicella vaccine is likely to result if it could be given in combination with other pediatric vaccines as a single injection. Several psychological barriers have been identified that prevent more widespread acceptance of universal varicella vaccination. In a survey of Washington state pediatricians, Newman and Taylor (1998) found that about half do not perform routine varicella vaccination. Major concerns expressed were possible lack of efficacy of vaccine, no need for vaccine because complications are rare, lack of social and medical cost-effectiveness and lack of demonstration of lifelong immunity. An additional concern is that vaccination, particularly with low vaccine coverage, will produce a shift in varicella epidemiology to older age groups, who more often develop severe disease. While immunity in less than 50% of the population may give rise to isolated pockets of susceptibility, model systems show that any rise in the proportion of cases in adults will most likely be more than offset by the smaller number of cases in this cohort, with a net decrease in morbidity.

Similarities in the epidemiology of VZV across Europe and in the United States have stimulated a reassessment of European vaccination policies. However, Finland is the only European country to date that has adopted a universal childhood vaccination policy -- recent recommendations state that all children over 12 months of age and adolescents with no history of varicella should be immunized. The World Health Organization and European Action Group are in agreement that the positive results of extensive safety, efficacy and cost-effectiveness studies warrant the introduction of the varicella vaccine into the childhood vaccination programs of countries where greater than 90% coverage can be guaranteed and where resource allocation can be justified on public health grounds.

Shingles Vaccine. Currently, there is nothing approved to prevent shingles in patients who have had chickenpox. However, the chickenpox vaccine does prevent chickenpox. Merck & Co., Inc. recently released data from Phase III clinical trials that vaccination of elderly patients (over 60 years of age) with a greatly increased dose of chickenpox vaccine can reduce the population (by greater than 50%) who get shingles. Merck has filed a New Drug Application for this vaccine. We are not aware of any vaccine under development for the prevention of shingles in younger patients who have had chickenpox.

Current Treatment of Chickenpox. Acyclovir is the prototype of a group of anti-viral agents that are activated by viral thymidine kinases to become inhibitors of viral DNA polymerases and block viral DNA synthesis. Acyclovir’s clinically useful anti-viral spectrum is limited to the herpes viruses, and it is approximately 10-fold more potent against HSV1 and HSV2 than VZV and even less active against CMV. When given systemically, it can be life-saving in the treatment of immuno-compromised patients with VZV infection. It may also be given by mouth to immuno-competent adults and older adolescents with chickenpox. It is not generally indicated for immuno-competent children in whom the disease is milder.

While IV therapy may be feasible during VZV outbreaks among immuno-compromised patients, it is scarcely practical to use it on a mass basis to treat cases of chickenpox in the general population. Concern has also been expressed that the use of oral acyclovir on a community-wide level could facilitate the rise of viral resistance, which would render the drug less useful in immuno-compromised patients.

Current Treatment of Shingles. Acyclovir, Valacyclovir (ValACV), a prodrug of acyclovir, and Famciclovir (FCV), a prodrug of penciclovir are all used for shingles. ValACV and FCV are becoming established as the treatments of choice for herpes zoster because of their slightly more convenient dosing for elderly patients. Early treatment within 48-72 hours of the appearance of the rash can lessen the duration of shingles and lower the risk from PHN. Both drugs are generally well tolerated. Another drug, Brivudin (BVDU) was launched by Menarini as Zostex®1in Europe in 2000/01. BVDU, considerably more potent than acyclovir or penciclovir as an anti-VZV agent, was seen as an important alternative for the treatment of VZV infections but is unlikely to gain approval in the United States because of its (perceived) poor safety profile.

Cytomegalovirus

Human cytomegalovirus, or HCMV, is a member of the herpes virus group which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). Like other herpes viruses, HCMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50% and 85% of adults in the United States by 40 years of age. In most individuals with intact immune systems, CMV causes little to no apparent illness. However, in immunocompromised individuals, CMV can lead to serious disease or death. Before the availability of potent anti-HIV therapy, CMV associated retinitis was commonly seen in patients with HIV/AIDS. Currently, patients who are immunosuppressed following hematopoietic stem cell (e.g., bone marrow) or solid organ transplantation remain at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ.

Product Pipeline

There remains a need in the market for potent and selective agents such as the compounds being developed by us. We believe that the properties of these compounds will allow less frequent oral dosing than the current drugs on the market with a good safety profile (similar or better than acyclovir, Famvir®2, or Valtrex®3) The properties of our compounds also suggest that formulations can be developed for topical or ocular delivery. We believe that a compound can be developed for several indications:

•	Oral drug to replace acyclovir, Famvir® and Valtrex® in shingles patients to ameliorate acute symptoms and reduce incidence complications such as PHN;

•	Oral drug to replace penciclovir (IV) and Famvir® used for immuno-compromised patients to reduce mortality and morbidity;

•	Oral drug to replace acyclovir (IV) used for immuno-compromised patients with chickenpox to reduce mortality and morbidity (e.g. renal transplantation, cancer such as leukemia, HIV); and

(1) Zostex® is a registered trademark of Menarini.
(2) Famvir® is a registered trademark of Novartis Corporation.
(3) Valtrex® is a registered trademark of GlaxoSmithKline plc.

•	Oral drug to ameliorate acute symptoms and reduce incidence complications in adults and older adolescents.

Due to the aging population, the incidence of shingles is increasing. In addition, increasing use of immunosuppressive agents in transplant as well as increased numbers of immunosuppressed patients from cancer therapy will increase the population at risk for shingles as well as chickenpox. While the vaccines may decrease the infection rate and the incidence of shingles in the future, the population which will most likely develop shingles over the next twenty years is already infected. As typically occurs with any vaccine, a shingles vaccine may not be accepted and used by the potential pool of future patients. We believe that we will be able to capture a significant portion of the VZV treatment market if the compounds under development are able to show improved dosing, efficacy and safety as compared to currently approved drugs.

Currently we are analyzing the CMV markets for our CMV compounds. There is currently no completely satisfactory treatment for established CMV disease especially in transplant patients. Antiviral drugs are effective for the prophylaxis and pre-emptive therapy of CMV infection and disease, but are less effective for the treatment of established CMV disease. Poor potency and drug delivery are often the underlying causes of disease progression rather than viral resistance. The current therapies have toxicities which often limit their use in transplant patients who often have severe comorbidities.

We believe that our anti-CMV compounds have properties which have the potential to improve the therapy of CMV. Early research results suggest that the compounds have a novel mechanism of action and good physical properties. Further synthesis and research in collaboration with the Welsh School of Pharmacy in Cardiff and the Rega Institute is ongoing on new compounds. The research programs goal is to select a lead compound in 2007.

Business Strategy

We have performed preclinical studies with three specific compounds and have selected a clinical candidate, CF-1743, for development for the treatment of shingles. We are contracting and supervising the pharmacology and safety studies of CF-1743 and a prodrug of CF-1743 in order to file an Investigational New Drug Application (IND) with the Food and Drug Administration (FDA). Upon acceptance of the IND, we intend to commence Phase I safety studies of the clinical candidate in humans.

We are currently investigating new indications and potential markets for our compounds. We are also currently seeking other opportunities and technologies for in-licensing from academic, research institutions, and commercial sources which would complement and enhance our business.

We plan to seek appropriate collaborative partners to help develop our clinical candidate compounds through the more expensive later stage clinical trials and marketing.

Intellectual Property

We believe that patent protection and trade secret protection is important to our business and that our future will depend, in part, on our ability to maintain our technology licenses, maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others both in the United States and abroad. We currently have received two issued United States patents and five non-United States patents describing compounds, compositions and methods for treating viral disease. We have two pending United States patent applications describing compounds, compositions and methods of treating and preventing viral disease. We also have filed related patent applications under the Patent Cooperation Treaty (PCT) as well as other non-United States national and/or regional patent applications. These patent applications describe compounds and methods for treating viral disease. We intend to seek patent protection on these inventions in countries having significant market potential around the world on the basis of its PCT and related foreign filings.

As patent applications in the United States are maintained in secrecy until patents issue (unless earlier publication is required under applicable law or in connection with patents filed under the PCT) and as publication of discoveries in the scientific or patent literature often lags behind the actual discoveries, we cannot be certain that we or our licensors were the first to make the inventions described in each of these pending patent applications or that we or our licensors were the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. We cannot be sure that any patents will issue from any of these patent applications or, should any patents issue, that we will be provided with adequate protection against potentially competitive products. Furthermore, we cannot be sure that should patents issue, they will be of commercial value to us, or that private parties, including competitors, will not successfully challenge these patents or circumvent its patent position in the United States or abroad. In the absence of adequate patent protection, our business may be adversely affected by competitors who develop comparable technology or products.

In order to protect the confidentiality of its technology, including trade secrets and know-how and other proprietary technical and business information, we require all of our employees, consultants and advisors to enter into confidentiality agreements that prohibit the use or disclosure of confidential information. The agreements also oblige our employees, and to the extent practicable, our consultants and advisors, to assign to us ideas, developments, discoveries and inventions made by such persons in connection with their work with us. We cannot be sure that these agreements will maintain confidentiality, will prevent disclosure, or will protect our proprietary information or intellectual property, or that others will not independently develop substantially equivalent proprietary information or intellectual property.

The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with those being developed by us. Therefore, our product candidates may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. Furthermore, to the extent that us or our consultants, use intellectual property owned by others in work performed for us, disputes may also arise as to the rights in such intellectual property or in related or resulting know-how and inventions. An adverse claim could subject us to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. A license required under any such patents or proprietary rights may not be available to us, or may not be available on acceptable terms. If we do not obtain such licenses, we may encounter delays in product market introductions, or may find that we are prevented from the development, manufacture or sale of products requiring such licenses. In addition, we could incur substantial costs in defending ourself in legal proceedings instituted before the United States Patent and Trademark Office or in a suit brought against us by a private party based on such patents or proprietary rights, or in a suit by us asserting our patent or proprietary rights against another party, even if the outcome is not adverse to us

License Agreement

We entered into a license agreement on February 2, 2005 for the anti-viral compounds. We paid a license fee of $270,000. We agreed to pay aggregate milestone payments of up to $550,000 based upon achieving certain regulatory submissions and approvals and to pay royalties based on net sales. Additionally, we are obligated to make good faith expenditures of at least $2,000,000 for the clinical development of at least one pharmaceutical compound during the initial three years of the license agreement.

Manufacturing

We do not have capabilities to manufacture commercial or clinical trial supplies of drugs, and do not intend to develop such capabilities for any product in the near future. Our commercialization plans are to rely on the infrastructure of third parties for the manufacture and distribution of product candidates. We believe that third party manufacturers are available in a competitive environment for producing our drug candidates at reasonable prices. We have contracted for scale-up synthesis for our clinical candidate and material is being used for preclinical studies. However the environment may change and effective manufacturing processes at a reasonable cost might not be available. The current synthetic process of producing our compounds is relatively simple but scale-up of the manufacturing might be more difficult than expected. In such event, this could greatly increase the cost and time for manufacturing.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the clinical development, manufacture, distribution and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, distribution, record keeping, approval and promotion of our products. All of our products will require regulatory approval before commercialization. In particular, therapeutic products for human use are subject to rigorous preclinical and clinical testing and other requirements of the Federal Food, Drug, and Cosmetic Act, implemented by the FDA, as well as similar statutory and regulatory requirements of foreign countries. Obtaining these marketing approvals and subsequently complying with ongoing statutory and regulatory requirements is costly and time consuming. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approval or in complying with other requirements, could adversely affect the commercialization of products then being developed by us and our ability to receive product or royalty revenues.

The steps required before a new drug product may be distributed commercially in the United States generally include:

•	conducting appropriate preclinical laboratory evaluations of the product’s chemistry, formulation and stability, and animal studies to assess the potential safety and efficacy of the product;

•	submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an Investigational New Drug Application, or IND;

•	making the IND effective after the resolution of any safety or regulatory concerns of the FDA;

•	obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

•
conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the drug product candidate for the intended use, typically in the following three sequential, or slightly overlapping stages:

•	Phase 1: The drug is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

•	Phase 2: The drug is studied in patients to identify possible adverse effects and safety risks, to determine dose tolerance and the optimal dosage, and to collect initial efficacy data; and

•
Phase 3: The drug is studied in an expanded patient population at multiple clinical study sites to confirm efficacy and safety at the optimized dose by measuring a primary endpoint established at the outset of the study.

•
submitting the results of preliminary research, preclinical studies, and clinical studies as well as chemistry, manufacturing and controls information on the drug to the FDA in a New Drug Application, or NDA; and

•	obtaining FDA approval of the New Drug Application prior to any commercial sale or shipment of the drug product.

This process can take a number of years and typically requires substantial financial resources. The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and all clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, drug supply, or financial support, or because of unforeseen adverse effects. The FDA has issued regulations intended to accelerate the approval process for the development, evaluation and marketing of new therapeutic products intended to treat life-threatening or severely debilitating diseases, especially where no alternative therapies exist. If applicable, these provisions may shorten the traditional product development process in the United States. Similarly, products that represent a substantial improvement over existing therapies may be eligible for priority review with a target review and approval time of six months. Nonetheless, even if a product is eligible for these programs, or for priority review, approval may be denied or delayed by FDA or additional trials may be required. As a condition of approval, FDA also can require further testing of the product and monitoring of the effect of commercialized products, and the agency has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. Upon approval, a drug product may be marketed only in those dosage forms and for those indications approved in the New Drug Application, although information may be distributed about off-label indications in certain circumstances and physicians are permitted to prescribe drugs for such off-label uses.

In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug product manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with current Good Manufacturing Practices and pass inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign establishments manufacturing drug products for distribution in the United States also must list their products with the FDA and comply with current Good Manufacturing Practices. They also are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

Any products manufactured or distributed by us pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and a requirement to analyze and report adverse experiences with the drug. In addition to continued compliance with standard regulatory requirements, the FDA also may require post-marketing testing and surveillance to monitor the safety and efficacy of the marketed product. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product are discovered following approval.

The Federal Food, Drug, and Cosmetic Act also mandates that drug products be manufactured consistent with current Good Manufacturing Practices. In complying with the FDA’s regulations on current Good Manufacturing Practices, manufacturers must continue to spend time, money and effort in production, recordkeeping, quality control, and auditing to ensure that the marketed product meets applicable specifications and other requirements. The FDA periodically inspects drug product manufacturing facilities to ensure compliance with current Good Manufacturing Practices. Failure to comply subjects the manufacturer to possible FDA action, such as warning letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. We currently rely on, and intend to continue to rely on, third parties to manufacture its compounds and products. Such third parties will be required to comply with current Good Manufacturing Practices.

Even after FDA approval has been obtained, and often as a condition to expedited approval, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. If we propose any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, it may need to submit a New Drug Application supplement to the FDA.

Products manufactured in the United States for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of product manufacture and marketing. Such requirements can vary significantly from country to country.

We are also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, previously used in connection with its research work. Although we believe that our safety procedures for handling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

We anticipate that Congress, state legislatures and the private sector will continue to review and assess controls on health care spending. Any such proposed or actual changes could cause us to limit or eliminate spending on development projects. We cannot predict the likelihood, nature, or extent of adverse governmental regulation that might result from future legislative or administrative action, either in the United States or abroad. Additionally, in both domestic and foreign markets, sales of our proposed products will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. In addition, third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. There can be no assurance that our proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize an appropriate return on its investment in product research and development.

Competition

The biopharmaceutical and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. Our competitors include major pharmaceutical and biotechnology companies, most of which have financial, technical and marketing resources significantly greater than our resources. Currently, chicken pox patients are most likely to be treated with acyclovir which is manufactured as a generic and as a branded drug called Zovirax by GlaxoSmithKline (GSK). Acyclovir, valacyclovir and famciclovir are all used for the treatment of shingles. Merck & Co., Inc. recently released data from Phase III clinical trials that vaccination of elderly patients (over 60 years of age) with a greatly increased dose of chickenpox vaccine can reduce the population (by greater than 50%) who get shingles. Merck has also filed a New Drug Application with the FDA for approval of the vaccine. Valacyclovir is marketed by GSK as Valtrex and famciclovir is marketed by Novartis as Famvir. Stem cell and solid organ transplant patients at risk for CMV or with active CMV disease are most likely to receive ganciclovir or valganciclovir, each of which were developed and are marketed by F. Hoffman-La Roche. Foscarnet from AstraZeneca and cidofvir from Gilead Sciences may also be used to treat active CMV infections in certain patient populations such as neutropenic patients, patients with ganciclovir-resistant CMV infection, or patients for whom ganciclovir is otherwise contraindicated. In addition, ViroPharma Incorporated is developing Maribavir for the treatment of CMV in transplant patients. Developments by these or other entities may render our products under development non-competitive or obsolete. Our ability to compete successfully will be based on our ability to:

•	develop proprietary products;

•	attract and retain scientific personnel;

•	obtain patent or other protection for its products;

•	obtain required regulatory approvals; and

•	manufacture and successfully market its products either alone or through outside parties.

Some of our competitors have substantially greater financial, research and development, manufacturing, marketing and human resources and greater experience in product discovery, development, clinical trial management, FDA regulatory review, manufacturing and marketing than we do.

DESCRIPTION OF PROPERTY

On July 1, 2005, we entered into a seven year lease for our corporate headquarters in New York, New York commencing September 1, 2005 with an approximate rent of $90,000 annually, subject to period escalation adjustments, through August 2012. We believe that this facility is adequate for our anticipated level of activity.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of March 3, 2006:

Name	Age	Positions
Gabriele M. Cerrone	34	Chairman of the Board
Geoffrey W. Henson, Ph.D.	58	Chief Executive Officer and Director
Frederick Larcombe, CPA	49	Chief Financial Officer
Erik DeClercq, MD, Ph.D.	64	Director
Richard J. Whitley, MD	60	Director
Chris McGuigan, Ph.D.	47	Director
John P. Brancaccio	57	Director

Gabriele M. Cerrone Mr. Cerrone was appointed as Chairman of the Board of Directors on August 16, 2005. From March 1999 to January 2005, Mr. Cerrone served as a Senior Vice President of Investments of Oppenheimer & Co. Inc., a financial services firm. Prior to such affiliation, Mr. Cerrone held the position of Managing Director of Investments at Barrington Capital, L.P., a merchant bank, between March 1998 and March 1999. Between May 2001 and May 2003, Mr. Cerrone served on the board of directors of SIGA Technologies, Inc. Mr. Cerrone currently serves as Chairman of the Board and a consultant to Callisto Pharmaceuticals, Inc., a biotechnology company. In addition, Mr. Cerrone currently serves as Co-Chairman of the Board and a consultant to Xenomics, Inc., a molecular diagnostics company. Mr. Cerrone is the managing partner of Panetta Partners Ltd., a Colorado limited partnership, that is a private investor in real estate and public and private companies engaged in biotechnology and other areas. Panetta Partners owns approximately 15% of our outstanding common stock as of January 31, 2006.

Geoffrey W. Henson, Ph.D.  Dr. Henson was appointed CEO, President, Secretary and a director of our company on August 16, 2005. He served as the CEO of FermaVir Research since March 2005. From 2003 to March 2005, Dr. Henson was a pharmaceutical consultant. He was a founder and Chief Operating Officer of AnorMED, a Canadian biopharmaceutical company from 1996-2003. Dr. Henson was responsible for three new INDs on new agents at AnorMED. Dr. Henson also negotiated several significant out-licensing deals for AnorMED drugs. Prior to that, he held a number of management and scientific positions in the Biomedical Research Group at Johnson Matthey from 1985-1996. From 1982-1985, Dr Henson was a researcher and member of the Basel Institute for Immunology in Basel, Switzerland. From 1978-1981, Dr. Henson did research at the Roswell Park Memorial Cancer Institute.

Frederick Larcombe, CPA. Mr. Larcombe was appointed our Chief Financial Officer on February 24, 2006. Since January 2006, Mr. Larcombe has been Chief Financial Officer of Xenomics, Inc., a medical diagnostics company. From October 2005 until January 2006, Mr. Larcombe served as an independent consultant to our company and Xenomics in financial related capacities. From April 2005 to September 2005, Mr. Larcombe provided consulting services to a variety of companies independently and in association with Jefferson Wells, a financial service firm. From June 2004 to March 2005, Mr. Larcombe worked as a consultant with Kroll Zolfo Cooper's Corporate Advisory and Restructuring Group. From 2000 to 2004, he served as Chief Financial Officer and Vice President of Finance with MicroDose Technologies, Inc., a privately held drug delivery company specializing in pulmonary delivery techniques. From 1999 to 2000, Mr. Larcombe served as Chief Financial Officer with ProTeam.com, Inc., a publicly held Internet-oriented retailer. From 1991 to 1999, he held various positions of increasing responsibility with Cambrex Corporation, a publicly held life sciences company, and was instrumental in several acquisitions. Mr. Larcombe received his BS in Accounting from Seton Hall University and is a veteran of Harvard Business School's Management Development Program.

Erik De Clercq, MD, Ph.D. Dr. De Clercq was appointed a director on August 16, 2005 and has served as a director of FermaVir Research since March, 2005. Since 1977, Dr. De Clercq has been affiliated with Rega Institute in Leuven, Belgium where he is currently a Full Professor, Leuven University Medical School, Leuven, Belgium; Chairman, Directory Board, Rega Institute, Leuven University; Chairman, Directory Board, Rega Foundation, Leuven; Chairman, Department of Microbiology and Immunology, Leuven University.

Richard J. Whitley, MD Dr. Whitley was appointed a director on August 16, 2005 and has served as a director of FermaVir Research since March, 2005. Dr. Whitley has been affiliated with the University of Alabama at Birmingham since 1976 where he is currently Professor of Pediatrics, Microbiology, Medicine and Neurosurgery; Loeb Scholar in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Director, Center for Biodefense and Emerging Infections, at the University of Alabama at Birmingham.

Chris McGuigan, Ph.D.  Dr. McGuigan was appointed a director on August 16, 2005 and has served as a director of FermaVir Research since March, 2005. Since 1995, Dr. McGuigan has been Professor, Welsh School of Pharmacy, Chairman of Departmental Research Committee and Director of Research, Head of Medicinal Chemistry. He is the Chemistry Editor for Antiviral Chemistry and Chemotherapy. Professor McGuigan is on the Editorial Board Member for Journal of Medicinal Chemistry. He is currently the President-elect and Board member of the International Society for Antiviral Research.

John Brancaccio John P. Brancaccio, a retired CPA, was appointed a director on September 24, 2005. Since April 2004, Mr. Brancaccio has been the Chief Financial Officer of Accelerated Technologies, Inc., an incubator for medical device companies. From May 2002 until March 2004, Mr. Brancaccio was the Chief Financial Officer of Memory Pharmaceuticals Corp., a biotechnology company. From 2000 to 2002, Mr. Brancaccio was the Chief Financial Officer/Chief Operating Officer of Eline

Group, an entertainment and media company. Mr. Brancaccio is currently a director of Alfacell Corporation, Callisto Pharmaceuticals, Inc. and Xenomics, Inc.

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

Pursuant to a Management Rights Agreement dated as of August 16, 2005 between Panetta Partners, Ltd., Gabriele M. Cerrone, our Chairman and us, we agreed to appoint Mr. Cerrone as Chairman and to take all reasonable action to elect Mr. Cerrone as Chairman during the term of the agreement. In addition, so long as Panetta Partners owns an aggregate of 1% of our outstanding common stock, Panetta Partners has the right to designate one director to our board who shall serve on the audit, compensation and nominating committees if he or she meets the requirements for membership on such committees. The agreement requires certain extraordinary corporate actions such as mergers, major capital expenditures and below market issuances of common stock be approved by the vote of the entire board of directors, including the affirmative vote of the designee of Panetta Partners. The agreement also requires us to form and constitute a “Senior Executive Selection and Oversight Committee.” The agreement shall terminate upon the earlier of (a) the adjudication by a court that we are bankrupt or insolvent, (b) the filing of a certificate of dissolution of our company, (c) upon the written consent of Panetta Partners and us, (d) upon the listing of our shares of common stock on Nasdaq or the New York Stock Exchange or (e) on August 31, 2008.

Compliance with Section 16(a) of the Exchange Act.

During fiscal 2005, our common stock was not registered under Section 12 of the Securities Exchange Act of 1934, as amended, and therefore our executive officers, directors and ten percent or more beneficial holders of our common stock were not subject to Section 16(a).

Code of Business Conduct and Ethics

We have adopted a formal Code of Business Conduct and Ethics applicable to all board members, executive officers and employees. A copy of this Code of Business Conduct and Ethics is filed as an exhibit to this registration statement of which this prospectus is a part thereof.

Director Compensation

On September 24, 2005, all of the non-employee directors were granted 60,000 stock options each with an exercise price of $1.25 per share vesting over a period of 3 years. Upon re-election to the board of directors, each of our non-employee directors will receive an annual grant of 12,000 options vesting over three years having an exercise price equal to the fair market value of the common stock on the date of grant. In addition, non-employee directors will receive an annual grant of options with an exercise price equal to the fair market value of the common stock on the date of grant for serving on board committees which will vest in one year. Chairpersons of each of the Audit Committee and Compensation Committee receive 10,000 and 5,000 stock options, respectively, and members of such committees receive 6,000 and 3,000 stock options, respectively. Non-employee directors also receive an annual cash fee of $10,000 as well as cash compensation for serving on board committees. Messrs. Cerrone, De Clercq and McGuigan have waived the payment of board fees. Chairpersons of each of the Audit Committee and Compensation Committee receive $10,000 and $4,000, respectively, and members of such committees receive $7,000 and $3,000, respectively.

Audit Committee

We have an audit committee consisting of John P. Brancaccio. The board of directors has designated Mr. Brancaccio as the "audit committee financial expert." The audit committee's responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors.

Compensation Committee

We have a compensation committee consisting of John Brancaccio and Richard Whitley. The compensation committee reviews, and makes recommendations to the board of directors regarding, the compensation and benefits of our chief executive officer and other executive officers. The compensation committee also administers the issuance of stock options and other awards under our stock option plan and establishes and reviews policies relating to the compensation and benefits of our employees.

Senior Executive Selection and Oversight Committee

The Oversight Committee was formed on August 16, 2005 as required by the August 16, 2005 Management Rights Agreement. The committee may consist of up to three members and presently only has one member, our Chairman of the Board. The Oversight Committee’s primary responsibilities is to evaluate and provide successor planning for the chief executive, accounting and financial officers. Pursuant to the agreement, the membership of the Oversight Committee is to consist of the Chairman, a designee of Panetta Partners and an independent member of the board.

EXECUTIVE COMPENSATION

Prior to April, 2005, no compensation has been paid to any of our executive officers.

Employment Agreements

On March 4, 2005, Dr. Henson entered into a letter agreement with us. Pursuant to the letter agreement, we will employ Dr. Henson as Chief Executive Officer for a period of 4 years commencing April 4, 2005. Dr. Henson will be paid an annual base salary of $210,000 and he is eligible to receive a cash bonus of up to 20% of his salary per year. Dr. Henson was granted an aggregate 800,000 incentive stock options pursuant to our stock option plan with an exercise price of $1.10 per share. 150,000 of such options vest on the first anniversary of the grant, 175,000 of such options vest on the second anniversary of the grant, 225,000 of such options vest on the third anniversary of grant and the remaining 250,000 options vest on the fourth anniversary of the grant.

Consulting Agreements

In February 2005, Jan Balzarini, a founder of our company, and Erik DeClercq, a founder of our company and a director, each were granted 525,000 stock options to purchase our common stock at an exercise price of $.75 per share which are immediately exercisable. Such options were issued in connection with consulting services. On June 15, 2005, Mr. Balzarini entered into a consulting agreement with us pursuant to which he will perform certain consulting services related to our clinical programs. The agreement commenced on September 1, 2005 and continues until August 31, 2006. We will pay Mr. Balzarini $7,500 for his services which will be payable upon us filing an IND with the FDA for the use of CF-1743 for the treatment of shingles.

Gabriele M. Cerrone, our Chairman, serves as a consultant pursuant to an agreement entered into on August 16, 2005. The term of the agreement is for three years beginning November 15, 2005 with automatic renewal for successive one year periods unless either party gives notice to the other not to renew the agreement. The duties of Mr. Cerrone pursuant to the agreement consist of business development, strategic planning, capital markets and corporate financing consulting advice. Mr. Cerrone’s compensation under the agreement is $16,500 per month or $198,000 per year. Mr. Cerrone is also eligible to earn an annual cash bonus of up to 15% of his base compensation. In the event the agreement is terminated without cause or for good reason, Mr. Cerrone will receive a cash payment equal to the aggregate amount of the compensation payments for the then remaining term of the agreement. In addition, in such event, all unvested stock options owned by Mr. Cerrone will immediately vest and the exercise period of such options will be extended to the later of the longest period permitted by our stock option plans or ten years following termination. In the event a change of control of our company occurs, Mr. Cerrone shall be entitled to such compensation upon the subsequent termination of the agreement within two years of the change in control unless such termination is the result of Mr. Cerrone’s death, disability or retirement or Mr. Cerrone’s termination for cause.

On September 1, 2005, we entered into a consulting agreement with Richard J. Whitley pursuant to which Dr. Whitley will perform certain consulting services related to our clinical programs. Dr. Whitley will be paid $20,000 payable in $5,000 increments at the end of every calendar quarter retroactive to and beginning July 1, 2005. In addition, Dr. Whitley received a grant of 20,000 stock options exercisable at $1.25 per share and vesting in equal amounts over 3 years.

2005 Equity Compensation Incentive Plan

We plan to rely on incentive compensation in the form of stock options and grants to retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers, employees and consultants, to encourage them to remain with us and to enable them to develop and maintain an ownership position in our common stock.

The 2005 Equity Compensation Incentive Plan authorizes the grant of stock options and stock awards to directors, eligible employees, including executive officers, and consultants. The value realizable from exercisable options and restricted stock awards is dependent upon the extent to which our performance is reflected in the value of our common stock at any particular point in time. Equity compensation is designed to provide long-term incentives to directors, executive officers and other employees. We approve the granting of options in order to motivate these employees to maximize stockholder value. Generally, vesting for options granted under the stock option plan is determined at the time of grant, and options expire after a 10-year period. Options are generally granted at an exercise price not less than the fair market value at the date of grant. As a result of this policy, directors, executives, employees and consultants are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market. Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, the compensation committee of the board of directors evaluates each executive’s total equity compensation package. The compensation committee generally reviews the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. We consider equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of our stockholders.

A total of 7,500,000 shares have been reserved for issuance under the plan. As of March 3, 2006, 2,188,000 options were outstanding under the plan and there are 5,312,000 shares available for grant either as options or awards under the plan. The options granted under the plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options at the discretion of the board of directors and as reflected in the terms of the written option agreement. Stock awards will be made pursuant to written agreements which will contain terms related to such matters as vesting and performance. The plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The following table summarizes information about our equity compensation plans as of March 3, 2006.

Equity Compensation Plan Information

Plan Category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Options Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity Compensation Plans Approved by Stockholders	2,188,000	$	5,312,000

Equity Compensation Plans Not Approved by Stockholders	1,788,029	$	n/a
Total	3,976,029		$

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol "FMVR.OB" since August 23, 2005. Prior to such date, our common stock was quoted on the OTC Bulletin Board under the symbol “VSBS.OB” but never traded. The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

Fiscal 2006	High	Low

Fourth Quarter - February 1, 2006 - March 3, 2006	$2.00	$1.01
Third Quarter - November 1, 2005 - January 31, 2006	$2.00	$1.01
Second Quarter - August 23, 2005 - October 31, 2005	$1.75	$0.22

Number of Stockholders

As of March 3, 2006, there were 101 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of March 3, 2006 by:

•	Each person or entity known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	Each executive officer and director of our company; and

•	All executive officers and directors of our company as a group.

Unless other indicated, the address of each beneficial owner listed below is c/o FermaVir Pharmaceuticals, Inc., 420 Lexington Avenue, Suite 445, New York, New York 10170.

Name of Beneficial Owner	Number of Shares		Percentage (1)
Named executive officers and directors:
Gabriele M. Cerrone	3,052,500	(2)	17.4
Geoffrey W. Henson, Ph.D.	0	(3)
Frederick Larcombe	0
Erik De Clercq, MD, Ph.D.	525,000	(4)	2.9
Chris McGuigan	1,029,000	(5)	5.9
Richard J. Whitley, MD	0	(6)
John P. Brancaccio	0	(7)
All Officers and Directors as a Group (7 persons)	4,606,500	(8)	25.5
5% or greater holders:
Panetta Partners, Ltd. 1275 First Avenue, Suite 296 New York, NY 10021	3,052,500	(9)	17.4

(1)	Percentage of beneficial ownership is based on 17,542,550 shares of common stock outstanding as of March 3, 2006.

(2)
Consists of 3,030,000 shares of common stock owned by Panetta Partners, Ltd. and 22,500 shares which may be obtained within 60 days upon the exercise of outstanding warrants. Mr. Cerrone is the sole managing partner of Panetta Partners, Ltd. and in such capacity only exercises voting and dispositive control over securities owned by Panetta, despite him having only a small pecuniary interest in such securities. Does not include 60,000 shares that may be obtained upon the exercise of stock options granted to Mr. Cerrone that are not vested which, and by their terms, are not exercisable with 60 days.

(3)	Does not include 800,000 shares that may be obtained upon the exercise of stock options that are not vested which, and by their terms, are not exercisable within 60 days.

(4)
Consists of 525,000 shares which may be obtained within 60 days upon the exercise of outstanding stock options. Does not include 60,000 shares that may be obtained upon the exercise of stock options that are not vested which, and by their terms, are not exercisable with 60 days.

(5)	Does not include 60,000 shares that may be obtained upon the exercise of stock options that are not vested which, and by their terms, are not exercisable with 60 days.

(6)	Does not include 85,000 shares that may be obtained upon the exercise of stock options that are not vested which, and by their terms, are not exercisable with 60 days.

(7)	Does not include 73,000 shares that may be obtained upon the exercise of stock options that are not vested which, and by their terms, are not exercisable with 60 days.

(8)	Includes 547,500 shares which may be obtained within 60 days upon the exercise of outstanding stock options and warrants.

(9)	These shares are also included in the reported beneficial ownership of our Chairman. See Note 2 above.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to securities. Beneficial ownership determined in this manner may not constitute ownership of such securities for other purposes or indicate that such person has an economic interest in such securities.

SELLING STOCKHOLDERS

Below is information with respect to the number of shares of our common stock owned by the selling stockholder. Except as described in the table below, the selling stockholder does not have, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution” for additional information about the selling stockholder and the manner in which the selling stockholder may dispose of its shares. Our registration of these shares does not necessarily mean that the selling stockholder will sell any or all of its shares covered by this prospectus.

We are registering 1,000,000 shares of our common stock, par value $0.0001 per share, for resale by the selling stockholder identified in this prospectus. All of such shares are issuable upon exercise of a warrant issued to Trilogy Capital Partners, Inc. The warrant was issued pursuant to a marketing and public relations agreement entered into with Trilogy on December 12, 2005.

The number of shares of common stock that may actually be purchased by the selling stockholder under the warrant and the number of shares of common stock that may actually be sold by the selling stockholder will be determined by theh selling stockholder. Because the selling stockholder may purchase all, some or none of the shares of common stock which can be purchased under the warrant and the selling stockholder may sell all, some or none of the shares of common stock which it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that the selling stockholder will purchase the maximum number of shares of common stock provided for by the warrant and the selling stockholder will sell all of the shares of common stock owned by it and covered by this prospectus.

We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, on the OTC Bulletin Board, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our commercially reasonable efforts to keep this registration statement effective until the earlier of (i) the date on which all of the shares of common stock are eligible for resale under Rule 144 without volume or other restrictions or limits or (ii) the date the selling stockholder no longer owns any of the securities registered under the registration statement.

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (1) (2)	Percentage Beneficially Owned After Offering (3)

Trilogy Capital Partners, Inc. (4)	1,000,000	1,000,000	0	—

(1)	Assuming that all shares offered here are sold but no other securities held by the selling stockholder are sold.

(2)	Except as otherwise noted, we determine beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We include shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of March 3, 2006, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, the selling stockholder possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.

(3)	Based upon 17,542,500 shares of common stock outstanding as of March 3, 2006.

(4)	Robert S. Rein is the beneficial owner of Trilogy Capital Partners, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2002, we issued 2,000,000 shares of common stock to our founder, Nicole Demario, and received net proceeds of $2,000.

On February 17, 2005, Nicole Demario, our former President, Treasurer, Secretary and principal shareholder, entered into a Capital Stock Purchase Agreement with Panetta Partners, Ltd., a principal shareholder. Under the Stock Purchase Agreement Panetta purchased an aggregate of 2,000,000 restricted shares of our common stock from Ms. Demario and Ms. Demario resigned as an officer and director of our company. Panetta appointed Sarah Boothe to serve as sole director, filling the vacancy created by the resignation of Ms. Demario. Ms. Boothe also became President, Secretary and Treasurer.

In February 2005, Jan Balzarini, a founder of our company, and Erik DeClercq, a founder of our company and a director, each were granted 525,000 stock options to purchase our common stock at an exercise price of $.75 per share which are immediately exercisable. Such options were issued in connection with consulting services. On June 15, 2005, Mr. Balzarini entered into a consulting agreement with us pursuant to which he will perform certain consulting services related to our clinical programs. The agreement commenced on September 1, 2005 and continues until August 31, 2006. We will pay Mr. Balzarini $7,500 for his services which will be payable upon us filing an IND with the FDA for the use of CF-1743 for the treatment of shingles.

In February 2005, we issued a promissory note to Panetta Partners Ltd., a principal shareholder, whereby Panetta Partners made disbursements on our behalf and loaned us funds. The promissory note accrued interest at 6% per annum and had a maturity date of February 2006. At April 30, 2005 and July 31, 2005, the amounts due on the note were $237,214 and $703,220, respectively. The note and accrued interest of $10,932 were paid in full on August 16, 2005. Our Chairman is the managing partner of Panetta Partners.

On August 16, 2005, we acquired all of the outstanding shares of FermaVir Research, Inc. pursuant to a Securities Exchange Agreement dated August 11, 2005, completed a redemption of outstanding shares, closed on a private placement of securities, split our outstanding common stock and changed our name to “FermaVir Pharmaceuticals, Inc.” We issued 1,829,000 shares of restricted common stock in exchange for all of the outstanding shares of capital stock of FermaVir Research and issued 1,850,000 options under our 2005 Equity Compensation Incentive Plan in satisfaction of options that were outstanding to purchase shares of FermaVir Research. Simultaneously with the acquisition, we sold 2,825,000 shares of common stock and 423,750 five year warrants to 17 accredited investors and received net proceeds of $2,092,486 in a private placement. In addition, we repurchased the now equivalent of 67,679,977 shares of common stock from Panetta Partners, Ltd., a principal shareholder, for $750,000 ($0.011 per share), of which $350,000 was paid by the issuance of a 6% unsecured promissory note due November 15, 2005. The promissory note required prepayment of principal from the net proceeds received by us from the sale of securities or borrowings and was satisfied prior to November 15, 2005.

On November 4, 2005, we issued 150,000 shares and 22,500 warrants to Panetta Partners in lieu of payment of $112,500 due to Panetta Partners under the 6% note due November 15, 2005. Our Audit Committee reviewed the transaction and found that the issuance of the shares and warrants on the same terms as the August 16, 2005 offering  was not a conflict under our current Code of Business Conduct and Ethics.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, and 20,000,000 shares of preferred stock, $.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, its articles of incorporation, as amended, and bylaws.

Common Stock

As of March 3, 2006, 17,542,500 shares of our common stock were issued and outstanding and held of record by 101 stockholders.

Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. Subject to preferences that may apply to any of our outstanding preferred stock, holders of our common stock will receive ratably any dividends the board of directors declares out of funds legally available for that purpose. If our company liquidates, dissolves or winds up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of the outstanding preferred stock. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue from time to time up to a total of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we do not have any present plans to issue any shares of preferred stock. As of March 3, 2006, no shares of preferred stock were outstanding.

Warrants

As of March 3, 2006, there were outstanding warrants to purchase 1,788,029 shares of common stock.

Listing

Our common stock is listed on the OTC Bulletin Board under the symbol “FMVR.OB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc., 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003.

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date when the selling stockholder may sell all securities registered under the registration statement under Rule 144 without volume or other restrictions or limits or (ii) the date the selling stockholder no longer owns any of the securities registered under the registration statement.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements of FermaVir Research, Inc., (A Development State Company) as of April 30, 2005 and for the period from December 20, 2004 (Inception) to April 30, 2005 included in this prospectus have been audited by J. H. Cohn LLP, an independent registered public accounting firm, as stated in their report dated October 28, 2005 and includes an explanatory paragraph relating to the ability of FermaVir Research, Inc. to continue as a going concern. The financial statements have been included in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Venus Beauty Supply, Inc., (A Development State Company) as of April 30, 2005 and for the period from November 15, 2002 (Inception) to April 30, 2005 included in this prospectus have been audited by Baum & Company PA, an independent registered public accounting firm, as stated in their report dated August 1, 2005. The financial statements have been included in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

FERMAVIR PHARMACEUTICALS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Venus Beauty Supply, Inc.

We have audited the accompanying balance sheets of Venus Beauty Supply, Inc. ( A Development Stage Company ) as of April 30, 2005 and the related statements of operations, stockholders' deficiency and cash flows for the year then ended and cumulatively from inception November 15, 2002 to April 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly in all material respects, the financial position of Venus Beauty Supply, Inc. as of April 30, 2005 and the related statements of operations, stockholders’ deficiency and cash flows for the year then ended and cumulatively from inception November 15, 2002 to April 30, 2005 in conformity with United States generally accepted accounting principles.

/s/ Baum & Company, P.A.
Coral Springs, Florida
August 1, 2005

Venus Beauty Supply, Inc.
(A Development Stage Company)
Balance Sheet
April 30, 2005

Assets

Current Assets
Cash	$224

Total Assets	$224

Liabilities And Stockholders’ Deficiency

Liabilities	$10,000

Stockholders’ Deficiency
Preferred Stock, $.0001 par value, authorized 20,000,000; 0 issued and outstanding	- 0 -
Common Stock, $.0001 par value, authorized 50,000,000; 2,250,000 issued and outstanding	225
Additional paid-in capital	14,275
Accumulated Deficit	(24,276)

Total Stockholders Deficiency	(9,776)
Total Liabilities and Stockholders’ Deficiency	$224

See accompanying notes to financial statements.

Venus Beauty Supply, Inc.
(A Development Stage Company)
Statements of Operations
Years Ended April 30, 2005 and 2004 and the
Period Commencing November 15, 2002 (Date of Inception)
to April 30, 2005

	Years ended April 30,				Operations During Development Stage Date of Inception November 15, 2002
	2005		2004		To April 30, 2005

Revenue	$	- 0 -	$	- 0 -	$ - 0 -

Operating Expenses		24,117		159	24,276

Net Income (Loss) before provision for income taxes		(24,117)		(159)	(24,276)

Provision for income taxes		- 0 -		- 0 -	- 0 -

Net Income (Loss)		$(24,117)		$(159)	$(24,276)

Net Income per common share, basic & diluted		$(0.00)		$(0.00)	$(0.00)

Weighed average of shares outstanding		2,250,000		2,000,000	2,250,000

See accompanying notes to financial statements.

Venus Beauty Supply, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders Deficiency

	Number of Shares	Common Stock	Paid in Capital in Excess of Par	Stock Subscription Receivable	Deficit Accumulated During Development Stage	Total Stockholders' Equity (Deficiency)

Balance, November 15, 2002 (Inception)	$—	$—	$—	$—	$—	$—

Issuance Of Common Stock To Founder At Par Value	2,000,000	200	1,800	(2,000)	—	—

Net (Loss) April 30 2003					—	—

Balance, April 30, 2003	2,000,000	200	1,800	(2,000)	—	—

Payment Of Subscription Receivable	—	—	—	2,000	—	2,000

Issuance Of Common Stock For Cash	250,000	25	12,475	—	—	12,500

Net (Loss) April 30, 2004					(159)	(159)

Balance April 30, 2004	2,250,000	225	14,275	—	(159)	14,341
Net (Loss) April 30, 2005					(24,117)	(24,117)
Balance, April 30, 2005	2,250,000	$225	$14,275	$—	$(24,276)	$(9,776)

See accompanying notes to financial statements

Venus Beauty Supply, Inc.
(A Development Stage Company)
Statements Of Cash Flows
Years Ended April 30, 2005 and 2004 and the
Period Commencing November 15, 2002 (Date of Inception)
to April 30, 2005

	Years ended April 30		Operations during Development stage Inception to
	2005	2004	April 30, 2005

Cash flows from operations:
Net income ( loss )	$(24,117)	(159)	$(24,276)

Net cash provided for operations	(24,117)	(159)	(24,276)

Cash flows from financing activities:
Proceeds from stock subscription		2,000	2,000
Issuance of common stock	- 0 -	12,500	12,500
Net cash flows from financing activities	- 0 -	14,500	14,500

Net increase (decrease) in cash	(13,522)	14,341	224

Cash - beginning	14,341	- 0 -	- 0 -

Cash - ending	$819	$14,341	$224

See accompanying notes to financial statements.

Venus Beauty Supply, Inc.
(A Development Stage Company)
Notes to Financial Statements

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

The Company was organized under the laws of the State of Florida on November 15, 2002. The Company is in the development stage. The Company planned to develop a distribution channel in the beauty salon industry selling a comprehensive supply of products utilizing the world wide web. The company currently has no operations.

Basis of Accounting

The Company's policy is to prepare its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles. The Company has retained April 30 as its annual year end.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalent

Cash and cash equivalents include cash and cash in banks. The company maintains cash and cash equivalent balances at a financial institution that is insured by the federal deposit Insurance Corporations up to $100,000. At April 30, 2005, there is no concentration of credit risk from uninsured bank balances.

Revenue Recognition

The Company will recognize income when products are shipped to customers. As of April 30, 2005, the Company had no sales and was still in the development stage.

Start-up and organizational costs

The Company has expensed all start-up costs in the period incurred in accordance with SOP 98-5.

Venus Beauty Supply, Inc.
(A Development Stage Company)
Notes to Financial Statements

NOTE 2 - CAPITAL TRANSACTIONS

On November 22, 2002 the founder of the company was issued 2,000,000 shares of common voting stock at $ .0001 ( par value ) for a subscription receivable of $ 2,000. .

In April 2004, the Company offered 250,000 shares of their common stock for $.05 per share. The offering was made in reliance upon exemption from registration provided by Regulation D, Rule 504 of the Securities Exchange Commission. The offering raised $ 12,500.

The Company’s SB-2 registration was accepted by the Securities and Exchange Commission.

NOTE 3 - INCOME TAX

In February 1992, the Financial Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred assets and liabilities are recognized for the estimated future tax consequences between the financial statement carrying amounts of the existing assets and their respective basis.

Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which temporary differences are expected to be recovered or settled. Under SFAS No. 109 the effect on deferred assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The company has a net operating loss carry forward of $24,259 which is offset by a $24,259 valuation allowance due the uncertainty surrounding the ultimate realization of these assets. The loss carryforward expires in 15 years.

NOTE 4 - SUBSEQUENT EVENTS

On August 11, 2005, the Company entered into a Securities exchange Agreement with the holders of the outstanding common stock of Fermavir Research, Inc., a Delaware company formed in January 2005 which has licensed patents of the treatment of anti-viral diseases. The closing of the acquisition is conditioned upon, among other things, a recapitalization, the completion of a private placement, changes in management, the issuance of a substantial amount of stock and the amendment of our articles of incorporation to change the name of the Company to "Fermavir Pharmaceuticals, Inc."

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
FermaVir Research, Inc.

We have audited the accompanying balance sheet of FermaVir Research, Inc. (A Development Stage Company) as of April 30, 2005, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from December 20, 2004 (inception) to April 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FermaVir Research, Inc. (A Development Stage Company) as of April 30, 2005, and its results of operations and cash flows for the period from December 20, 2004 (inception) to April 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has had net losses from inception and has a working capital deficiency. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J. H. Cohn LLP

Jericho, New York
October 28, 2005

FermaVir Research, Inc.
(A Development Stage Company)

Balance Sheets

Assets	April 30, 2005	July 31, 2005
Current assets:		(Unaudited)

Cash	$—	$44,269
Other current assets	968	8,379
Total current assets	968	52,648

Security deposit	—	43,891

Total	$968	$96,539

Liabilities and Stockholders’ Deficiency

Current liabilities:

Accounts payable and accrued expenses	$217,743	$75,451
Note payable to related party	237,214	703,220
Total liabilities	454,957	778,671

Commitments and contingencies	—	—

Stockholders’ Deficiency:

Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 20,000,000 shares authorized, 1,829,000 issued and outstanding	183	183
Additional paid-in capital	868,319	868,319
Less stock subscriptions receivable	(11,720)	(5,600)
Deferred stock-based compensation	(311,260)	(291,392)
Deficit accumulated during development stage	(999,511)	(1,253,642)
Total stockholders’ deficiency	(453,989)	(682,132)

Total	$968	$96,539

See accompanying notes to financial statements

FermaVir Research, Inc.
(A Development Stage Company)

Statements of Operations

	Period from December 20, 2004 (Inception) to April 30, 2005	Period from May 1, 2005 to July 31, 2005 (Unaudited)	Period from December 20, 2004 (Inception) to July 31, 2005 (Unaudited)

Revenues	$—	$—	$—

Operating Expenses:

Research and development	916,680	138,808	1,055,488

General and administrative	80,476	108,597	189,073

Loss from operations	(997,156)	(247,405)	(1,244,561)

Interest expense	2,355	6,726	9,081

Net loss	($ 999,511)	($ 254,131)	($ 1,253,642)

See accompanying notes to financial statements

FermaVir Research, Inc.
(A Development Stage Company)

Statements of Changes in Stockholders’ Deficiency

	Common stock		Additional paid-in	Stock subscriptions	Deferred stock-based	Deficit accumulated during development
	Shares	Amount	capital	receivable	compensation	stage	Total

Balance at December 20, 2004 (Inception)	—	$—	$—	$—	$—	$—	$—

Issuance of common stock to founders at $0.014 per share	1,829,000	183	25,423	(11,720)	—	—	13,886

Deferred stock-based compensation	—	—	317,882	—	(317,882)	—	—

Amortization of deferred stock-based compensation	—	—	—	—	6,622	—	6,622

Stock options issued to consultants	—	—	525,014	—	—	—	525,014

Net loss	—	—	—	—	—	($ 999,511)	(999,511)

Balance at April 30, 2005	1,829,000	183	868,319	(11,720)	(311,260)	(999,511)	(453,989)

Amortization of deferred stock-based compensation (Unaudited)	—	—	—	—	19,868	—	19,868

Payment of subscription receivable (Unaudited)	—	—	—	6,120	—	—	6,120

Net loss (Unaudited)	—	—	—	—	—	(254,131)	(254,131)

Balance at July 31, 2005 (Unaudited)	1,829,000	$183	$868,319	$(5,600)	$(291,392)	$(1,253,642)	$(682,132)

See accompanying notes to financial statements

FermaVir Research, Inc.
(A Development Stage Company)

Statements of Cash Flows

	Period from December 20, 2004 (Inception) to April 30, 2005	Period from May 1, 2005 to July 31, 2005 (Unaudited)	Period from December 20, 2004 (Inception) to July 31, 2005 (Unaudited)

Operating activities:

Net loss	($ 999,511)	($ 254,131)	($ 1,253,642)

Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by a related party on behalf of the Company	237,214	251,006	488,220
Amortization of deferred stock-based compensation	6,622	19,868	26,490
Stock options issued to consultants	525,014	—	525,014
Changes in operating assets and liabilities:
Increase in other current assets	(968)	(7,411)	(8,379)
Increase in non-current assets	—	(43,891)	(43,891)
Increase (decrease) in accounts payable and accrued expenses	217,743	(142,292)	75,451
Net cash used in operating activities	(13,886)	(176,851)	(190,737)

Financing activities:

Proceeds from sale of common stock	13,886	6,120	20,006
Proceeds from note payable to related party	—	215,000	215,000
Net cash provided by financing activities	13,886	221,120	235,006

Net change in cash	—	44,269	44,269

Cash, beginning of period	—	—	—

Cash, end of period	$—	$44,269	$44,269

Continued

See accompanying notes to financial statements.

FermaVir Research, Inc.
(A Development Stage Company)

Statements of Cash Flows

	Period from December 20, 2004 (Inception) to April 30, 2005	Period from May 1, 2005 to July 31, 2005 (Unaudited)	Period from December 20, 2004 (Inception) to July 31, 2005 (Unaudited)

Supplemental disclosure of non-cash financing activities:

Common stock issued to founders in exchange for subscriptions receivables	$11,720	—	$11,720

Stock options issued to Chief Executive Officer	$317,882	—	$317,882

See accompanying notes to financial statements.

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

1)	Basis of Presentation and Summary of Significant Accounting Policies

FermaVir Research, Inc. (“FermaVir Research” or the “Company”) was incorporated in the State of Delaware on December 20, 2004 as Contravir Research Inc. On February 28, 2005, the Company changed its name to FermaVir Research, Inc.

FermaVir Research is a development stage biotechnology company that has licensed patents on a series of compounds for the treatment of viral diseases including compounds for the treatment of varicella zoster virus (“VZV”), the causative agent for shingles and chickenpox and human cytomegalovirus (“CMV”), a member of the herpes virus group which includes the viruses that cause chickenpox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes).

FermaVir Research has performed preclinical studies on its compounds and has selected a clinical candidate for development for the treatment of shingles. FermaVir Research’s clinical candidate will undergo extensive preclinical testing. FermaVir Research intends to contract and supervise the pharmacology and safety studies of its clinical candidate in order to file an Investigational New Drug Application ("IND") with the Food and Drug Administration.

Upon acceptance of the IND, FermaVir Research intends to commence Phase I safety studies of its clinical candidate for the treatment of shingles in humans. In addition, FermaVir Research intends to identify from its proprietary anti-viral compounds, a clinical candidate for the treatment of CMV infections in transplant patients. FermaVir Research is also currently seeking other opportunities and technologies for in-licensing from academic, research institutions, and commercial sources which would complement and enhance its business.

Basis of Presentation

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, licensing patents, conducting research and development, performing business and financial planning, and raising capital. Since inception, the Company has not generated any revenues. Accordingly, the Company is considered to be in the development stage.

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred losses totaling $1,253,642 from December 20, 2004 (Inception) to July 31, 2005 (Unaudited) and has a working capital deficit of

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

$453,989 and $682,132 at April 30, 2005 and July 31, 2005 (Unaudited), respectively. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has sustained operating losses since its inception and expects such losses to continue over the next several years. Management plans to continue financing the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate its research or development programs, or cease operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments. Management bases estimates on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Fair Value of Financial Instruments

Management believes that the note payable to a related party approximates its fair value given its short-term nature.

Research and Development

Research and development expenses consist of costs incurred to further the Company’s research and development activities and include salaries and related employee benefits, costs associated with clinical trials, non-clinical activities such as testing, regulatory activities, licensing fees, and fees paid to external service providers and contract research organizations who conduct certain research and development activities on behalf of the Company. Research and development costs are expensed as incurred and for the period from December 20, 2004 (Inception) to April 30, 2005 and for the three months ended July 31, 2005 were $916,680 and $138,808 (Unaudited), respectively.

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

Income Taxes

Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109") deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowance are established when it is more likely than not that some or all deferred tax assets will not be realized.

Stock-Based Compensation

The Company accounts for stock options, common stock, and other similar equity instruments issued to employees as compensation using fair value based methods pursuant to Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company estimates the fair value of stock options using an option-pricing model (the Black-Scholes model) that meets criteria set forth in SFAS 123 and common stock using its market value. It records such value through charges to deferred stock-based compensation and corresponding credits to additional paid-in capital. Deferred stock-based compensation is amortized to expense over the vesting period.

In accordance with SFAS 123, all other issuances of common stock, stock options, or other equity instruments to employees and non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Such fair value is measured as of an appropriate date pursuant to the guidance in the consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board for Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date performance by the other party is complete) and capitalized or expensed as if the Company had paid cash for the goods or services.

The fair value of employee options granted during the period from December 20, 2004 (Inception) to April 30, 2005 was estimated at the date of grant using the following assumptions:

Dividend yield	0%
Risk-free interest rate	4.25%
Volatility	80%
Expected life	4 to 5 years

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

There were no stock options granted during the three months ended July 31, 2005 (Unaudited).

Unaudited Financial Statements

The accompanying unaudited financial statements for the three months ended July 31, 2005 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations.

The financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company's financial position and results of operations. The operating results for the three months ended July 31, 2005 are not necessarily indicative of the results to be expected for any other interim period of any future year.

2)	Licensing Agreement and Commitments

In February 2005, the Company entered into a Patent and Technology License Agreement (the "Agreement") with an unaffiliated research arm of a university ("Licensor"), for a series of pharmaceutical compounds for the treatment of viral diseases.

Under the terms of this Agreement, the Company has the exclusive, worldwide rights to research, develop, and commercially exploit such technology during the period of existing patent protection which extends from fifteen to twenty years in targeted markets in North America, Western European nations, Japan, Australia, and New Zealand and any new related patents. Consideration for such rights consists of two initial payments aggregating $270,000, milestone payments aggregating $550,000 during the clinical trail phase of development for each product, and royalty payments based upon net sales of such products as defined in the Agreement. Additionally, the Company is obligated to make good faith expenditures of at least $2,000,000 for the clinical development of at least one pharmaceutical compound during the initial three years of the Agreement. As of October 28, 2005, no milestone payments are due to Licensor.

A related party guaranteed the Company's payment of the $270,000 due to Licensor. During the period from December 20, 2004 to April 30, 2005, this related party made the first initial payment of $105,000 to Licensor on behalf of the Company. During the three months ended July 31, 2005, this related party also made the remaining payment of $165,000. The Company has a promissory note due to this related party as described in Note 3.

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

3)	Note Payable to Related Party

In February 2005, the Company signed a promissory note with a related party whereby that related party made disbursements to third parties on the Company's behalf and loaned the Company monies. This note accrues interest at 6% per annum and matures in February 2006. The amounts due on this note at April 30, 2005 and July 31, 2005 were $237,214 and $703,220 (Unaudited), respectively. This note and accrued interest of $10,932 was paid in full on August 16, 2005.

4)	Income Taxes

There was no current or deferred tax provision for the period from December 20, 2004 (Inception) to April 30, 2005 and for the three months ended July 31, 2005 (Unaudited).

The Company's deferred tax assets are as follows:
	April 30, 2005	July 31, 2005
		(Unaudited)
Deferred tax assets (for Federal and state
purposes computed at a combined
effective rate of 40%):

Net operating losses	$190,000	$281,000
Stock-based compensation	210,000	221,000
	400,000	502,000

Less valuation allowance	(400,000)	(502,000)

Deferred tax assets	$—	$—

The Company has Federal and state net operating losses of approximately $1,000,000 and $1,254,000 (Unaudited) at April 30, 2005 and July 31, 2005, respectively, which may be carried forward to 2025. However, the utilization of the Company's net operating losses may be subject to a substantial limitation due to the "change of ownership provisions" under Section 382 of the Internal Revenue Code and similar state provisions. Such limitations may result in the expiration of the net operating loss carryforwards before their realization.

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the period from December 20, 2004 (Inception) to April 30, 2005 and for the three months ended July 31, 2005 was an increase of $400,000 and $102,000 (Unaudited), respectively. The tax benefit assumed has been reduced to an actual benefit of zero due to the aforementioned valuation allowance.

5)	Stockholders' Equity

Stock options

In February 2005, the Company granted options to consultants to purchase 1,050,000 shares of common stock at an exercise price of $0.75 for a period of ten years. These options vested immediately. The Company recorded $525,014 of non-cash expense for the issuance of these options based on the calculated fair value as of the grant date.

In April 2005, the Company granted an option to its Chief Executive Officer to purchase 800,000 shares of common stock at an exercise price of $1.10 for a period of ten years. Such options vest in the amounts of 150,000, 175,000, 225,000, and 250,000 on the first, second, third, and fourth anniversary dates of the grant, respectively. The Company initially recorded deferred stock-based compensation of $317,882 in its Statements of Changes in Stockholders' Deficiency and paid-in capital for the same amount based on the calculated fair value as of the grant date. The Company recorded non-cash expense of $6,622 and $19,868 (Unaudited) during period from December 20, 2004 (Inception) to April 30, 2005 and for the three months ended July 31, 2005, respectively.

The following tables represent options outstanding for the periods from December 20, 2004 (inception) through July 31, 2005:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price

Balance, December 20, 2004 (Inception)	—	—	$0.00

New grants	1,850,000	$0.75 - $1.10	$0.90

Balance, April 30, 2005	1,850,000	$0.75 - $1.10	$0.90

Activity (Unaudited)	—	—	—

Balance, July 31, 2005 (Unaudited)	1,850,000	$0.75 - $1.10	$0.90

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

Options are exercisable as follows on April 30, 2005:

	Options Outstanding			Options Exercisable

Exercise Price	Number of Shares	Weighted Average Remaining Life	Number Exercise Price	Weighted Average of Shares	Exercise Price

$0.75	1,050,000	9.8 years	$0.75	1,050,000	$0.75

$1.10	800,000	9.8 years	$1.10	—	—

All Options	1,850,000	9.8 years	$0.90	1,050,000	$0.75

Options are exercisable as follows on July 31, 2005:

	Options Outstanding			Options Exercisable

Exercise Price	Number of Shares	Weighted Average Remaining Life	Number Exercise Price	Weighted Average of Shares	Exercise Price

$0.75	1,050,000	9.5 years	$0.75	1,050,000	$0.75

$1.10	800,000	9.5 years	$1.10	—	—

All Options	1,850,000	9.5 years	$0.90	1,050,000	$0.75

6)	Subsequent Events

Facility Lease

In July 2005, the Company entered into a Lease Agreement (the "Agreement") for the rental of office space for a seven year period commencing September 2005 for use as its corporate headquarters. Under the terms of the Agreement, the Company will pay annual rent plus certain real estate tax and utility adjustments. The Company will charge rent expense to operations on a straight line basis based upon the aggregate amount of rental payments due under the Agreement.

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

Future minimum lease payments under this lease in each of the five years subsequent to April 30, 2005 and thereafter are as follows:

Twelve months ending April 30:

2006	$51,000
2007	90,000
2008	92,000
2009	95,000
2010	98,000
Thereafter	239,000

Total	$665,000

Acquisition by Venus Beauty Supply, Inc.

On August 16, 2005, Venus, a reporting public corporation with no operations at that time, issued 1,829,000 common shares in exchange for all of the 1,829,000 outstanding common shares of FermaVir. Additionally, Venus issued options to purchase 1,850,000 common shares of Venus to the holders of options to purchase 1,850,000 common shares of the Company at prices ranging from $0.75 to $1.10 per share under similar terms and conditions. In connection with such issuance, the latter option agreements were canceled. After the completion of this transaction and the additional related transactions described below, the shareholders of Venus owned approximately 71% of the combined company. Consequently, the acquisition is being accounted for as a purchase by Venus under accounting principles generally accepted in the United States of America. The purchase price of $2,254,933 consists of 1,829,000 shares of common stock having an estimated fair value of $0.75 per share aggregating $1,371,750, options issued with a calculated fair value of $808,183, and estimated transaction costs of $75,000. Under the purchase method of accounting, the assets and liabilities of FermaVir will be recorded as of the acquisition date, at their respective fair values, and combined with those of the Venus.

Simultaneously, on August 16, 2005, the following related transactions occurred:

a)
Venus issued 2,825,000 shares of common stock and warrants to purchase 423,750 shares of common stock to new investors and received gross proceeds of $2,118,390 at a price of $.75 per share. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share;

b)	Venus utilized $714,151 to repay FermaVir's promissory note and related accrued interest due to a related party;

FermaVir Research, Inc.
(A Development Stage Company)

Notes to Financial Statements

c)
Venus purchased and subsequently redeemed and cancelled 1,918,367 (approximately 67,680,000 pre-spilt) common shares held by a related party for total consideration of $750,000 consisting of $400,000 in cash and the issuance of a $350,000 promissory note bearing interest at 6% per annum due on November 15, 2005; and

d)	Venus changed its name to FermaVir Pharmaceuticals, Inc. and effected a 35.28:1 split of its common stock.

On October 24, 2005, FermaVir Pharmaceuticals, Inc. (formerly known as Venus) issued 699,193 shares of common stock and warrants to purchase 104,879 shares of common stock and received gross proceeds of $524,331 at a price of $.75 per share. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share. Of such proceeds, $238,625 was used to repay the 6% promissory note described above.

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31, 2005	April 30, 2005
	(unaudited)
Assets

Current assets:
Cash	$755,995	$224
Prepaid expenses	46,141	0
Total current assets	802,136	224

Property and equipment, net	25,787	0
Deposit	43,890	0
Total assets	$871,813	$224

Liabilities and Stockholders' Equity (Deficiency)

Current liabilities:
Accounts payable and accrued expenses	$289,886	$10,000
Note payable	115,345	0
Total current liabilities	405,231	10,000

Deferred rent	8,525	0
Total liabilities	413,756	10,000

Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock, $0.001 par value, 20,000,000 shares authorized,
no shares outstanding	0	0
Common stock, $0.0001 par value, 100,000,000 shares authorized,
17,053,216 and 79,380,000 issued and outstanding at
October 31, 2005 and April 30, 2005, respectively	1,705	7,932
Additional paid-in capital	4,001,658	6,568
Less subscription receivable	(5,600)	0
Deferred stock-based compensation	(319,829)	0
Deficit accumulated during development stage	(3,219,877)	(24,276)
Total stockholders' equity (deficiency)	458,057	(9,776)
Total liabilities and stockholders' equity (deficiency)	$871,813	$224

The accompanying notes are an integral part of these financial statements

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

	Six Months Ended October 31		For the period November 15, 2002 (Inception) to October 31,
	2005	2004	2005
Revenues	$0	$0	$0

Operating expenses:
Research and development	291,272	0	291,272
Estimated charge for acquired in-process research and development	2,695,054	0	2,695,054
General and administrative	206,768	4,075	231,044
Total operating expenses	3,193,094	4,075	3,217,370
Operating loss	(3,193,094)	(4,075)	(3,217,370)

Other (income) expense:

Interest income	(1,866)	0	(1,866)
Interest expense	4,373	0	4,373
Total other expense	2,507	0	2,507
Net loss	($3,195,601)	($4,075)	($3,219,877)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.00)

Weighted average shares of common stock outstanding:
Basic and diluted	53,374,131	79,380,000

The accompanying notes are an integral part of these financial statements

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficiency)
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-In	Subscription	Deferred Stock- Based	Deficit Accumulated During Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	Stage	Total

Balance, April 30, 2005	0	0	79,380,000	$7,932	$6,568	$0	$0	$(24,276)	$(9,776)

Issuance of common stock and warrants for cash at $0.75 per share net of expenses			3,524,193	352	2,612,965				2,613,317

Stock issued in connection with the acquisition of FermaVir Research, Inc. valued at $0.70 per share			1,829,000	183	1,280,117	(5,600)			1,274,700

Redemption and retirement of stock at $0.011 per share			(67,679,977)	(6,762)	(743,238)				(750,000)

Issuance of stock options to consultants					508,698				508,698

Issuance of stock options to directors and employee					336,548		(336,548)		0

Amortization of deferred stock-based compensation							16,719		16,719

Net loss								(3,195,601)	(3,195,601)

Balance, October 31, 2005	0	$0	17,053,216	$1,705	$4,001,658	($5,600)	($319,829)	($3,219,877)	$458,057

The accompanying notes are an integral part of these financial statements

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended October 31		For the period November 15, 2002 (Inception) to October 31,
	2005	2004	2005
Operating activities:

Net loss	$(3,195,601)	$(4,075)	$(3,219,877)

Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash charge for the write-off of estimated acquired in-process research and development	2,695,054	0	2,695,054
Depreciation	1,265	0	1,265
Amortization of deferred stock based compensation	16,719	0	16,719
Non-cash charge for issuance of warrants for services	3,863	0	3,863
Changes in operating assets and liabilities, net of acquisition:
Decrease in prepaid expenses	6,129	0	6,129
Increase in deposit	(43,890)	0	(43,890)
Decrease in accounts payable and accrued expenses	(11,839)	0	(1,839)
Increase in deferred rent	8,525	0	8,525

Net cash used in operating activities	(519,775)	(4,075)	(534,051)

Investing activities:

Purchase of property and equipment	(27,052)	0	(27,052)
Cash acquired in acquisition	27,156	0	27,156

Net cash provided by investing activities	104	0	104

Financing activities:

Proceeds from sale of common stock net of expenses	2,613,317	0	2,627,817
Redemption of common stock	(400,000)	0	(400,000)
Repayment of notes payable to related party	(937,875)	0	(937,875)

Net cash provided by financing activities	1,275,442	0	1,289,942

Net change in cash	755,771	(4,075)	755,995

Cash - Beginning of period	224	14,341	0

Cash - End of period	$755,995	$10,266	$755,995

Supplemental disclosure of non-cash investing and financing activities:

Issuance of common stock in business combination	$1,280,300	$0	$1,280,300
Assumption of consultants' options in connection with business combination	508,698	0	508,698
Assumption of employee options in connection with business combination	303,348	0	303,348
Issuance of stock options to directors	33,200	0	33,200
Non-cash net liabilities assumed in business combination	785,992	0	785,992
Note payable issued in connection with redemption of shares	350,000	0	350,000

The accompanying notes are an integral part of these financial statements

FermaVir Pharmaceuticals, In. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1)	Business

Fermavir Pharmaceuticals, Inc. (the "Company") was organized under the laws of the State of Florida on November 15, 2002 as Venus Beauty Supply, Inc. The Company had no operations through August 16, 2005. On that date, it acquired 100% of the outstanding common shares of Fermavir Research, Inc. ("FermaVir"), raised funds through the sale of common stock, and changed its name to Fermavir Pharmaceuticals, Inc.

Through its wholly-owned subsidiary, the Company has licensed patents on a series of compounds for the treatment of viral diseases including compounds for the treatment of varicella zoster virus (“VZV”), the causative agent for shingles and chickenpox and human cytomegalovirus (“CMV”), a member of the herpes virus group which includes the viruses that cause chickenpox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes).

Additionally, through its wholly-owned subsidiary, the Company has performed preclinical studies on its compounds and has selected a clinical candidate for development for the treatment of shingles. The Company’s clinical candidate will undergo extensive preclinical testing. The Company intends to contract and supervise the pharmacology and safety studies of its clinical candidate in order to file an Investigational New Drug Application ("IND") with the Food and Drug Administration.

Upon acceptance of the IND, the Company intends to commence Phase I safety studies of its clinical candidate for the treatment of shingles in humans. In addition, the Company intends to identify from its proprietary anti-viral compounds, a clinical candidate for the treatment of CMV infections in transplant patients. The Company is also currently seeking other opportunities and technologies for in-licensing from academic, research institutions, and commercial sources which would complement and enhance its business.

The Company’s primary activities have been organizational in nature, including recruiting personnel, establishing office facilities, licensing patents, conducting research and development, performing business and financial planning, and raising capital. Since inception, the Company has not generated any revenues and, accordingly, is considered to be in the development stage.

2)	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the consolidated financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending April 30, 2006 or for any subsequent period. These unaudited condensed consolidated financial statements should be read in conjunction with audited financial statements of the Company as of and for the year ended April 30, 2005, which are included elsewhere in this registration statement. The condensed consolidated balance sheet as of April 30, 2005 has been derived from the audited consolidated financial statements which are included elsewhere in this registration statement.

FermaVir Pharmaceuticals, In. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred losses totaling $3,219,877 from November 15, 2002 (Inception) to October 31, 2005 and has limited working capital. The Company has sustained operating losses since its inception and expects such losses to continue over the next several years. Management plans to continue financing the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate its research or development programs, or cease operations. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments. Management bases estimates on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for furniture and equipment on a straight-line basis over their estimated useful lives of five and three years, respectively.

Research and Development

Research and development expenses consist of costs incurred to further the Company’s research and development activities and include salaries and related employee benefits, costs associated with clinical trials, non-clinical activities such as testing, regulatory activities, and fees paid to external service providers and contract research organizations who conduct certain research and development activities on behalf of the Company. Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock options, common stock, and other similar equity instruments issued to employees as compensation using fair value based methods pursuant to Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company estimates the fair value of stock options using an option-pricing model (the Black-Scholes model) that meets criteria set forth in SFAS 123 and common stock using its market value. It records such value through charges to deferred stock-based compensation and corresponding credits to additional paid-in capital. Deferred stock-based compensation is amortized to expense over the vesting period.

In accordance with SFAS 123, all other issuances of common stock, stock options, or other equity instruments to employees and non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Such fair value is measured as of an appropriate date pursuant to the guidance in the consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board for Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date performance by the other party is complete) and capitalized or expensed as if the Company had paid cash for the goods or services.

FermaVir Pharmaceuticals, In. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3)	Acquisition of FermaVir Research, Inc.

On August 16, 2005, the Company issued 1,829,000 common shares in exchange for all outstanding common shares of FermaVir. Additionally, the Company exchanged 1,850,000 options to purchase common stock of the Company with the holders of all outstanding options to purchase common stock of FermaVir as of that date.

After the completion of this transaction and the additional related simultaneous transactions described in Note 7, the stockholders of the Company owned approximately 70% of the combined company. Consequently, the acquisition of FermaVir has been accounted for by the Company under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Under the purchase method, assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition.

The purchase price of $2,239,566 consisted of 1,829,000 shares of common stock having an estimated fair value of $0.70 per share aggregating $1,280,300, options with a calculated fair value of $808,183, and transaction costs of $151,083.

The purchase price was preliminarily allocated as follows:

Assets acquired:

Cash	$27,156
Acquired in-process research and development	2,695,054
Deferred stock based compensation	303,348
Prepaid expenses	52,270
Other current assets	5,600
3,083,428

Liabilities assumed:

Accounts payable and accrued expenses	140,642
Note payable	703,220
843,862

Purchase price	$2,239,566

The value of $0.70 per share used to calculate the purchase price was estimated by utilizing the actual price of $0.75 per share price paid by new investors on the same date for a combination of common stock and warrants, less the estimated fair value per share attributable to the warrants.

The purchase price paid by the Company plus net liabilities assumed of FermaVir of $2,695,054 was preliminarily allocated to acquired in-process research and development. As required by FASB Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method", the Company recorded a charge in its statements of operations for the three and six months ended October 31, 2005 for that amount. However, a valuation of FermaVir, the acquired entity, has not been performed. Consequently, the allocation of the purchase price to acquired in-process research and development is preliminary and subject to revision upon the completion of formal studies and valuations.

FermaVir Pharmaceuticals, In. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following unaudited pro forma financial information presents the condensed consolidated results of operations of the Company and FermaVir, as if the acquisition had occurred on May 1, 2005 and 2004 instead of August 16, 2005. The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during the period.

	Six Months Ended October 31,
	2004	2005

Net loss	($ 14,575)	($ 506,718)

Weighted average number of common shares outstanding	16,354,023	16,380,623

Loss per common share - Basic and diluted	($ 0.00)	($ 0.03)

4)	Property and Equipment:

Property and equipment consist of furniture and computer stated at cost. Depreciation expense for the six months ended October 31, 2005 and for the period November 15, 2002 (Inception) to October 31, 2005 was $1,265. As of October 31, 2005, property and equipment consisted of the following:

Furniture	$11,615
Equipment	15,437
27,052
Less accumulated depreciation	1,265
Property and equipment, net	$25,787

5)	Licensing Agreement and Commitments

On February 2, 2005, FermaVir entered into a Patent and Technology License Agreement (the "License Agreement") with University College Cardiff Consultants Limited ("Cardiff"), an affiliate of Cardiff University located in the United Kingdom, for a series of pharmaceutical compounds for the treatment of viral diseases.

Under the terms of this License Agreement, the Company, through its wholly-owned subsidiary, has the exclusive, worldwide rights to research, develop, and commercially exploit such technology during the period of existing patent protection which extends from fifteen to twenty years in targeted markets in North America, Western European nations, Japan, Australia, and New Zealand and any new related patents. Remaining obligations under this License Agreement consist of milestone payments aggregating $550,000 during the clinical trial phase of development for each product, and royalty payments based upon net sales of such products as defined in the Agreement. Additionally, the Company is obligated to make good faith expenditures of at least $2,000,000 for the clinical development of at least one pharmaceutical compound during the initial three years of the License Agreement. As of October 31, 2005, no milestone payments were due to Cardiff.

FermaVir Pharmaceuticals, In. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

6)	Notes Payable to Related Party

On February 2, 2005, FermaVir signed a promissory note with a related party whereby that related party made disbursements to third parties on FermaVir's behalf and loaned FermaVir monies. This note accrued interest at 6% per annum and was scheduled to mature in February 2006. The principal amount of $703,220 and accrued interest of $10,932 due in connection with this note was paid in full on August 16, 2005.

On August 16, 2005, the Company signed a $350,000 promissory note with the same related party in connection with the redemption of common shares as described in Note 7. This note bears interest at 6% per annum and is due on November 15, 2005. On October 24, 2005, the Company made a payment of $238,625 consisting of principal of $234,655 and interest of $3,970. The remaining principal amount due on this note as of October 31, 2005 was $115,345. On November 4, 2005, $112,500 was repaid by the Company through the issuance of common stock and warrants as described in Note 7 and the remaining principal and accrued interest totaling $3,003 was paid to the related party.

7)	Stockholders' Equity

Stock Split

On August 16, 2005, the Company initiated a 35.28 for one stock split effective August 22, 2005 resulting in authorized capital stock of 120,000,000 shares consisting of 100,000,000 shares of common stock with $0.0001 par value and 20,000,000 shares of preferred stock with $0.001 par value. All share and per share data have been restated for this stock split.

Financing Activities

On August 16, 2005, the Company issued 1,829,000 common shares in exchange for all outstanding common shares of FermaVir. Additionally, the Company exchanged 1,850,000 options to purchase common stock of the Company with the holders of all outstanding options to purchase common stock of FermaVir as of that date.

Simultaneously, on August 16, 2005, the following related transactions occurred:

a)
The Company issued 2,825,000 shares of common stock and warrants to purchase 423,750 shares of common stock to new investors at a price of $.75 per share and received net proceeds of $2,092,486. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share; and

b)
The Company redeemed and cancelled 67,679,977 common shares held by a related party for total consideration of $750,000 consisting of $400,000 in cash and the issuance of a $350,000 promissory note to that related party as previously described in Note 6.

On October 24, 2005, the Company issued 699,193 shares of common stock and warrants to purchase 104,879 shares of common stock and received net proceeds of $520,831 at a price of $.75 per share. The warrants expire on October 24, 2010 and have an exercise price of $1.50 per share. This transaction was on the same basis as the 2,825,000 shares and 423,750 warrants privately placed on August 16, 2005.

On November 4, 2005, the Company issued 150,000 shares of common stock and warrants to purchase 22,500 shares of common stock with a combined estimated fair value of approximately $250,000 to a related party in payment of $112,500 due under a note payable. The difference between those amounts will be charged to expense in the quarter ending January 31, 2006. The warrants expire on November 4, 2010 and have an exercise price of $1.50 per share.

FermaVir Pharmaceuticals, In. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

On December 1, 2005, the Company issued 186,000 shares of common stock and warrants to purchase 27,900 shares of common stock and received net proceeds of $137,500 at a price of $.75 per share. The warrants expire on December 1, 2010 and have an exercise price of $1.50 per share. This transaction was on the same basis as the 2,825,000 shares and 423,750 warrants privately placed on August 16, 2005.

8)	Stock Options and Warrants

On August 16, 2005, the Company adopted the FermaVir Pharmaceuticals, Inc. 2005 Equity Compensation Incentive Plan (the “Equity Plan”). The Equity Plan authorizes the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory options and restricted stock awards with respect to up to 7,500,000 shares of common stock.

On August 16, 2005, the Company exchanged 1,050,000 options to purchase common stock of the Company with the holders of outstanding options to purchase common stock of FermaVir as of that date. These options are 100% vested, expire in 2016, and have an exercise price of $0.75 per share. The estimated fair value of these warrants of $504,835 was included in the purchase price of FermaVir.

On August 16, 2005, the Company exchanged 800,000 options to purchase common stock of the Company with the holder of outstanding options to purchase common stock of FermaVir as of that date. These options vest in varying amounts through 2010, expire in 2016, and have an exercise price of $1.10 per share. The estimated fair value of these warrants of $303,348 was included in the purchase price of FermaVir. The Company recorded non-cash expense of $15,799 for the amortization of deferred stock based compensation related to these options for the six months ended October 31, 2005 and during period from November 15, 2002 (Inception) to October 31, 2005.

On September 1, 2005, the Company, in connection with a professional services agreement, granted warrants to purchase 36,000 shares of common stock at an exercise price of $0.85 for a period of five years. The Company calculated the fair value of the warrants as of the grant date to be $3,863, reflecting the terms of the agreement, recorded non-cash expense of $3,863 for the six months ended October 31, 2005 and during period from November 15, 2002 (Inception) to October 31, 2005.

On September 24, 2005, the Company granted options to members of the Board of Directors to purchase 300,000 shares of common stock at an exercise price of $1.25 for a period of ten years. Such options vest ratably on the first, second, and third anniversary dates of the grant. The Company recorded deferred stock-based compensation of $33,200 in its Statements of Stockholders' Equity (Deficiency) and paid-in capital for the same amount based on the calculated fair value as of the grant date. The Company recorded non-cash expense of $920 for the amortization of deferred stock-based compensation for the six months ended October 31, 2005 and during period from November 15, 2002 (Inception) to October 31, 2005.

Additionally, on November 1, 2005, the Company, in connection with a professional services agreement, granted warrants to purchase 150,000 shares of common stock at an exercise price of $1.10 for a period of five years. The options vested immediately. The Company has estimated the fair value of these warrants as of the grant date to be approximately $95,000 and will charge this amount to expense in the quarter ending January 31, 2006.

Additionally, on December 12, 2005, the Company, in connection with a professional services agreement, granted warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.50 for a period of three years. The options vested immediately. The Company has estimated the fair value of these warrants as of the grant date to be approximately $650,000 and will charge this amount to expense in the quarter ending January 31, 2006.

FermaVir Pharmaceuticals, In. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The fair value of options and warrants granted during the period from November 15, 2002 (Inception) to October 31, 2005 was estimated at the date of grant using the following assumptions:

Dividend yield	0%
Risk-free interest rate	4.0% to 4.5%
Volatility	80%
Expected life	3.7 to 5 years

9)	Consulting Agreement With Related Party

On August 16, 2005, the Company entered into an agreement with the Company's non-employee Chairman of the Board (the "Chairman") in connection with business development, strategic planning, capital markets and corporate financing consulting advice and services. The term of this agreement is for three years with automatic renewal features for successive one year periods and commenced on November 15, 2005. Under this agreement, the Chairman will be compensated $16,500 per month and is eligible to earn a cash bonus of up to 15% of compensation for each calendar year of the term based upon meeting performance objectives and other criteria determined by the Board of Directors.

10)	Facility Lease

In July 2005, FermaVir entered into a Lease Agreement (the "Lease Agreement") for the rental of office space for a seven year period commencing September 2005 for use as its corporate headquarters. Under the terms of the Lease Agreement, the Company pays annual rent plus certain real estate tax and utility adjustments. The Company charges rent expense to operations on a straight-line basis based upon the aggregate amount of rental payments due under the Lease Agreement. Rent expense for the three and six months ended October 31, 2005 and for the period November 15, 2002 (Inception) to October 31, 2005 was $15,841.

Future minimum lease payments under this lease in each of the five fiscal years subsequent to October 31, 2005 and thereafter are as follows:

Fiscal years ending April 30:

2006	$43,000
2007	90,000
2008	92,000
2009	95,000
2010	98,000
Thereafter	239,000

Total	$657,000

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Introduction

The following unaudited pro forma condensed consolidated financial information is being presented for FermaVir Pharmaceuticals, Inc., (the "Company") formerly known as Venus Beauty Supply, Inc., related to its acquisition of FermaVir Research, Inc. ("FermaVir") on August 16, 2005, as if the acquisition had occurred on May 1, 2005 for the six months ended October 31, 2005 and May 1, 2004 for the year ended April 30, 2005. All numbers of shares have been adjusted to reflect a 35.28:1 stock split of outstanding common shares effective August 16, 2005.

On August 16, 2005, the Company issued 1,829,000 common shares in exchange for all outstanding common shares of FermaVir. Additionally, the Company exchanged 1,850,000 options to purchase common stock of the Company with the holders of all outstanding options to purchase common stock of FermaVir as of that date. After the completion of this transaction and the additional related transactions described below, the shareholders of the Company owned approximately 70% of the combined entity. Consequently, the acquisition of FermaVir was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Under the purchase method, assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition.

The purchase price of $2,239,566 consisted of 1,829,000 shares of common stock having an estimated fair value of $0.70 per share aggregating $1,280,300, options with a calculated fair value of $808,183, and transaction costs of $151,083.

The purchase price was preliminarily allocated as follows:

Assets acquired:
Cash	$27,156
Acquired in-process research and development	2,695,054
Deferred stock-based compensation	303,348
Prepaid expenses	52,270
Other current assets	5,600
3,083,428

Liabilities assumed:
Accounts payable and accrued expenses	140,642
Note payable	703,220
843,862

Purchase price	$2,239,566

The value of $0.70 per share used to calculate the purchase price was estimated by utilizing the actual price of $0.75 per share paid by new investors on the same date, as described below, for a combination of common stock and warrants, less the estimated fair value per share attributable to the warrants.

The purchase price paid by the Company plus net liabilities assumed of FermaVir of $2,695,054 was preliminarily allocated to acquired in-process research and development. As required by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”, the Company recorded a charge in its statements of operations for the six months ended October 31, 2005 for that amount. However, a valuation of FermaVir, the acquired entity, has not been performed. Consequently, the allocation of the purchase price to acquired in-process research and development is preliminary and subject to revision upon the completion of formal studies and valuations.

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Simultaneously, on August 16, 2005, the following related transactions occurred:

a)
The Company issued 2,825,000 shares of common stock and warrants to purchase 423,750 shares of common stock to new investors and received gross proceeds of $2,118,390 at a price of $.75 per share. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share;

b)	The Company utilized $714,151 to repay FermaVir's 6% promissory note and related accrued interest due to a related party;

c)
The Company purchased and subsequently redeemed and cancelled 67,679,977 common shares held by a related party for total consideration of $750,000 consisting of $400,000 in cash and the issuance of a $350,000 promissory note bearing interest at 6% per annum due on November 15, 2005; and

d)	The Company changed its name to FermaVir Pharmaceuticals, Inc.

On October 24, 2005, FermaVir Pharmaceuticals, Inc. (formerly known as Venus Beauty Supply, Inc.) issued 699,193 shares of common stock and warrants to purchase 104,879 shares of common stock and received net proceeds of $520,831 at a price of $.75 per share. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share. Of such proceeds, $238,625 was used to repay the 6% promissory note described above.

The unaudited pro forma condensed consolidated financial information is presented for information purposes only. The pro forma information is not necessarily indicative of the financial position or results of operations had the merger been completed on May 1, 2005 for the six months ended October 31, 2005 and May 1, 2004 for the year ended April 30, 2005. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future operating results of the combined company.

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)

Unaudited Pro Forma Condensed Consolidated Statements of Operations

This unaudited pro forma condensed consolidated financial information is based on the estimates and assumptions set forth herein and in the notes thereto. The unaudited pro forma results for the six months ended October 31, 2005 have been prepared utilizing the following financial information included elsewhere in this registration document:

i)
The unaudited condensed consolidated financial statements of FermaVir Pharmaceuticals, Inc. for the six months ended October 31, 2005, which includes the results of operations of FermaVir Research, Inc. from August 17, 2005 to October 31, 2005; and

	ii)	The unaudited financial statements of FermaVir Research, Inc. for the three months ended July 31, 2005.

The unaudited pro forma results for the year ended April 30, 2005 have been prepared utilizing the following financial information included elsewhere in this registration document:

a)	The audited financial statements of Venus Beauty Supply, Inc. for the year ended April 30, 2005; and

b)	The audited financial statements of FermaVir Research, Inc. from December 20, 2004 (Inception) to April 30, 2005

The following unaudited pro forma financial information is qualified in its entirety by reference to and should be read in conjunction with:

a)	"Management's Discussion and Analysis of Financial Condition and Plan of Operation";

b)	Venus Beauty Supply, Inc. audited financial statements as of April 30, 2005, for the year ended April 30, 2005, and for the period from November 15, 2002 (Inception) to April 30, 2005;

c)
FermaVir Research, Inc. financial statements as of April 30, 2005 (Audited) and July 31, 2005 (Unaudited), the period from December 20, 2004 (Inception) to April 30, 2005 (Audited), the period from May 1, 2005 to July 31, 2005 (Unaudited), and the period from December 20, 2004 (Inception) to July 31, 2005 (Unaudited); and

d)
The FermaVir Pharmaceuticals, Inc. (formerly Venus Beauty Supply, Inc.) financial statements as of October 31, 2005 (Unaudited) and April 30, 2005 (Audited), the six months ended October 31, 2005 (Unaudited), and the period from November 15, 2002 (Inception) to October 31, 2005 (Unaudited).

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the six months ended October 31, 2005

	FermaVir Pharmaceuticals, Inc. for the Six Months Ended October 31, 2005	FermaVir Research, Inc for the Period May 1, 2005 to July 31, 2005	Pro Forma Adjustments		Pro Forma Combined

Revenues	$—	$—	$—		$—

Operating expenses:

Research and development	291,272	138,808	2,252	(1)	432,332
Estimated charge for acquired in-process research and development	2,695,054	0	(2,695,054	) (2)	0

General and administrative	206,768	108,597	—		315,365

Loss from operations	(3,193,094)	(247,405)	(2,692,802)		(747,697)

Interest income	(1,866)	0			(1,866)
Interest expense	4,373	6,726	6,217	(3)	17,316

Total other expense	2,507	6,726	6,217		15,450

Net loss	$(3,195,601)	$(254,131)	$(2,699,019)		$(763,147)

Weighted average shares outstanding, basic and diluted	53,374,131	—	(36,993,508	) (4)	16,380,623

Loss per share	$(0.06)				$(0.05)

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended April 30, 2005

	FermaVir Pharmaceuticals, Inc	FermaVir Research, Inc	Pro Forma Adjustments		Pro Forma Combined

Revenues	$—	$—	$—		$—

Operating expenses:

Research and development	—	916,680	49,036	(1)	965,716

General and administrative	24,117	80,476	—		104,593

Loss from operations	(24,117)	(997,156)	(49,036)		(1,070,309)

Interest expense	—	2,355	21,000	(2)	23,355

Net loss	($ 24,117)	($ 999,511)	($ 70,036)		($ 1,093,664)

Weighted average shares outstanding, basic and diluted	79,380,000	—	(65,850,977	) (4)	13,529,023

Loss per share	($ 0.00)				$(0.08)

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Note 1 - Description of Transaction

On August 16, 2005, the Company issued 1,829,000 common shares in exchange for all outstanding common shares of FermaVir. Additionally, the Company exchanged 1,850,000 options to purchase common stock of the Company with the holders of all outstanding options to purchase common stock of FermaVir as of that date. After the completion of this transaction and the additional related transactions described below, the shareholders of the Company owned approximately 70% of the combined entity. Consequently, the acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations". The purchase price of $2,239,566 consists of 1,829,000 shares of common stock having an estimated fair value of $0.70 per share aggregating $1,280,300, options issued with a calculated fair value of $808,183, and estimated transaction costs of $151,083. Under the purchase method of accounting, the assets and liabilities of FermaVir have been recorded as of the acquisition date, at their respective fair values, and combined with those of the Company. The estimated purchase price in excess of the net assets acquired in the amount of $2,695,054 has been preliminarily allocated to in-process research and development and expensed as of the acquisition date.

Simultaneously, on August 16, 2005, the following related transactions occurred:

a)
The Company issued 2,825,000 shares of common stock and warrants to purchase 423,750 shares of common stock to new investors and received net proceeds of $2,092,486. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share;

b)	The Company utilized $714,151 to repay FermaVir's promissory note and related accrued interest due to a related party;

c)
The Company purchased and subsequently redeemed 67,679,977 common shares held by a related party for total consideration of $750,000 consisting of $400,000 in cash and the issuance of a $350,000 promissory note bearing interest at 6% per annum due on November 15, 2005; and

d)	The Company changed its name to FermaVir Pharmaceuticals, Inc.

On October 24, 2005, the Company issued 699,193 shares of common stock and warrants to purchase 104,879 shares of common stock and received net proceeds of $520,831. The warrants expire on August 16, 2010 and have an exercise price of $1.50 per share. Of such proceeds, $238,625 was used to repay the 6% promissory note described above.

As previously indicated, the transaction has been accounted for as a purchase by the Company under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of FermaVir have been recorded as of the acquisition date, at their respective fair values, and combined with those of the Company. The reported financial condition and results of operations of the Company after completion of the transaction reflects these values, and has not be restated retroactively to reflect the historical financial position or results of operations of FermaVir. The estimated purchase price in excess of the fair value of the net assets acquired has been preliminarily allocated to in-process research and development. However, in accordance with guidelines for the preparation of these unaudited condensed consolidated pro-forma statements of operations, the charge for acquired in-process research and development is excluded from these pro-forma statements of operations. Finally, as previously discussed, the determination of both the purchase price and the allocation of the purchase price to assets acquired and liabilities assumed and in-process research and development is preliminary and subject to revision.

FermaVir Pharmaceuticals, Inc. and Subsidiary
(A Development Stage Company)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Note 2 - Pro Forma Adjustments

Pro forma adjustments for the unaudited pro forma condensed consolidated Statement of Operations for the six months ended October 31, 2005 are as follows:

(1)	To record six months' amortization for the unvested options issued in connection with the acquisition;

(2)	To eliminate the estimated charge for acquired in-process research and development;

(3)	To record a full six months of interest expense on the $350,000 note issued in connection with the redemption of common shares; and

(4)	To give weighted average effect of 36,966,908 for the redemption of common shares on August 16, 2005 and weighted average effect of 26,600 for the sale of common shares on October 24, 2005.

Pro forma adjustments for the unaudited pro forma condensed combined Statement of Operations for the year ended April 30, 2005 are as follows:

(1)	To record one year's amortization for the unvested options issued in connection with the acquisition;

(2)	To record a full year of interest expense on the $350,000 note issued in connection with the redemption of common shares; and

(3)
To give retroactive effect for the redemption of 67,679,977 common shares on August 16, 2005 and the issuance of 1,829,000 common shares for the acquisition of FermaVir Research, Inc. on August 16, 2005.

* * * * *

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of March 8, 2006

Until March 28, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FERMAVIR PHARMACEUTICALS, INC. 1,000,000 SHARES OF COMMON STOCK ____________________ PROSPECTUS ____________________